Exhibit 10.17
AGREEMENT AND PLAN OF MERGER
AMONGST
ALLIANCE HEALTHCARD, INC.,
ACCESS/ALLIANCE ACQUISITION CORP.
AND
ACCESS PLANS USA, INC.
DATED: NOVEMBER 13, 2008

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AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of November 13, 2008 (this “Agreement”), is amongst ALLIANCE HEALTHCARD, INC., a Georgia corporation (the “ALHC”), ACCESS/ALLIANCE ACQUISITION CORP., an Oklahoma corporation and wholly-owned special purpose subsidiary of ALHC (“Acquisition Corp” and with ALHC, the “Company”), and ACCESS PLANS USA, INC., an Oklahoma corporation (“AUSA”). Collectively, ALHC, Acquisition Corp and AUSA are referred to as the “Parties” or individually the “Party.”
RECITALS
1. ALHC is the sole shareholder of Acquisition Corp.
2. The Boards of Directors of ALHC, Acquisition Corp and AUSA have each determined that it is advisable and in the best interests of the shareholders of ALHC and AUSA to cause AUSA to merge with and into Acquisition Corp upon the terms and subject to the conditions set forth in this Agreement (the “Merger”);
3. In furtherance of the Merger, the Boards of Directors of ALHC and AUSA have approved the Merger of Acquisition Corp with and into AUSA in accordance with the applicable provisions of the Oklahoma General Corporation Act (the “OGCA” or “Oklahoma Corporation Act”), and upon the terms and subject to the conditions set forth in this Agreement;
4. ALHC and AUSA intend, by approving resolutions authorizing this Agreement, to adopt this Agreement and the Certificate of Merger attached to this Agreement as Exhibit A, as a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder;
5. The Parties intend that the Merger be accounted for as a purchase acquisition of AUSA by the Company under the purchase method of accounting for financial reporting purposes; and
6. Pursuant to the Merger, the outstanding capital stock of AUSA (“AUSA Shares”) will be converted into the right to receive the Merger Consideration (as defined in Section 1.6.1), upon the terms and subject to the conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

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ARTICLE I
THE MERGER
1.1 The Merger. (a) Effective Time. At the Effective Time (as defined in Section 1.2), and subject to and upon the terms and conditions of this Agreement and the Oklahoma Corporation Act, Acquisition Corp shall be merged with and into AUSA, the separate corporate existence of Acquisition Corp shall cease, and AUSA shall continue as the surviving corporation. AUSA as the surviving corporation after completion of the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”
(b) Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.1 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the Merger will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VI at the offices of AUSA, 4929 Royal Lane, Suite 200, Irving, Texas 75063 (the “Closing”), unless another date, time or place is agreed to in writing by ALHC and AUSA (the “Closing Date”).
1.2 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the Parties shall cause the Merger to be consummated by filing the Certificate of Merger attached hereto as Exhibit A, as contemplated by the Oklahoma Corporation Act (the “Certificate of Merger”), together with any required related certificates, with the Secretary of State of the State of Oklahoma, in such form as required by, and executed in accordance with the relevant provisions of, the Oklahoma Corporation Act (the time of such filing being the “Effective Time”).
1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the Oklahoma Corporation Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of AUSA and Acquisition Corp shall vest in the Surviving Corporation, and all debts, liabilities and duties of AUSA and Acquisition Corp shall become the debts, liabilities and duties of the Surviving Corporation.
1.4 Certificate of Incorporation; By-Laws. (a) Certificate of Incorporation. In all respects, the Certificate of Incorporation of AUSA, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the Oklahoma Corporation Act and such Certificate of Incorporation.
(b) Bylaws. The Bylaws of AUSA, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by the Oklahoma Corporation Act, the Certificate of Incorporation of the Surviving Corporation and such Bylaws (the “Governing Documents”).
1.5 Directors and Officers. The directors of Acquisition Corp immediately prior to the Effective Time shall become the directors of the Surviving Corporation, each to hold office in accordance with the Governing Documents of the Surviving Corporation, and the officers of AUSA immediately prior to the Effective Time shall become the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified. Furthermore, at the Effective Time, (i) the Board of Directors of ALHC shall be comprised of seven members of which AUSA shall have the right to appoint two directors to the Board of Directors in replacement of two of the currently serving non-independent directors of its choosing, those AUSA appointed directors shall serve for terms ending no earlier than the 2010 annual shareholders meeting, (ii) as of the date of this Agreement, AUSA has selected J. French Hill and Russell Cleveland to serve on the Board of Directors of ALHC in replacement of Robert Garces and Thomas Kiser, and (iii) the resignations of Andrew A. Boemi, Kenneth S. George, Kent H. Webb, M.D. and Nicolas J.Zaffiris as members of the Board of Directors of AUSA shall become effective.

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1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of the Parties:
1.6.1 Conversion of Securities. The Certificates (as defined below) evidencing the AUSA Shares shall be delivered to ALHC in exchange, in the aggregate, for the following number of shares of ALHC Common Stock described below (collectively, the “Merger Consideration”):
1.6.1.1 Conversion of Securities. (i) Subject to Section 1.6.1.6, at Closing all outstanding AUSA Shares (which shall exclude any AUSA Shares cancelled pursuant to Section 1.6.1.2) shall be converted into the right to receive in the aggregate 7,250,000 shares of ALHC Common Stock. If at Closing there is no change in the number of AUSA shares outstanding from the number outstanding at the date of this agreement of 20,269,145, then this converts into the right to receive 0.35768652303 of one fully paid and non-assessable share of ALHC Common Stock for each of the AUSA Shares, subject to the adjustment provided in paragraph (ii) below.
(ii) The 7,250,000 shares of ALHC Common Stock (excluding any AUSA Shares cancelled pursuant to Section 1.6.1.2) into which the outstanding AUSA Shares shall be converted pursuant to paragraph (i) of this Section 1.6.1.1 shall be reduced by any net direct divesture cost attributable to the divesture of the Access HealthSource, Inc., currently known and referenced as the Regional Healthcare Division of AUSA on the basis of one share of ALHC Common Stock for each two dollars ($2.00) of the Net Divesture Cost (as defined below). For purposes of this Agreement, “Net Divesture Cost” shall mean
(A) the sum of the cash expenditures paid or to be incurred by AUSA and Access HealthSource, Inc., inclusive of any amounts paid or payable by Access HealthSource, Inc. to Tenet Hospitals Limited pursuant to the Compromise Settlement Agreement, Release of All Claims and Indemnity Agreement related to Statement of Claim filed June 2, 2008, Case No. 70 193Y 00353 08 (the “Tenet Liability”), directly associated with the sale or disposition of Access HealthSource, Inc. that in the aggregate exceed
(B) the proceeds received by AUSA in conjunction with the sale or disposition of Access HealthSource, Inc. (the “Access HealthSource Divesture”).
(iii) The fraction of one share of ALHC Common Stock into which each of the AUSA Shares is converted pursuant to paragraph (i) of this Section 1.6.1 (or Section 1.7.1) is referred to herein as the “Exchange Ratio.” For purposes of this Section 1.6.1 and Section 1.7.1, all numbers shall be rounded to the next whole share and those shares of ALHC Common Stock issued pursuant to this paragraph (iii) of this Section 1.6.1.1 shall be in addition to the number of shares of ALHC Common Stock issued pursuant to paragraph (i) of this Section 1.6.1.1.
1.6.1.2 Cancellation. Each of the AUSA Shares held in the treasury of AUSA and each of the AUSA Shares owned by ALHC, Acquisition Corp, or any direct or indirect wholly-owned subsidiary of AUSA or ALHC immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

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1.6.1.3 Assumption of Outstanding Stock Options and Warrants. (i) Each option outstanding at the Effective Time to purchase shares of AUSA Common Stock (a “Stock Option”) granted under (A) AUSA’s 1999 Stock Option Plan and 2002 Non-Employee Stock Option Plan (the “Company Stock Option Plans”), or (B) any other stock plan or agreement of AUSA that by its terms is not extinguished in the Merger, and each warrant (a “Warrant”), all as listed in Schedule 2.2 of the AUSA Disclosure Schedule, shall be deemed assumed by ALHC and deemed to constitute an option to acquire, on the same terms and conditions mutatis mutandis as were applicable under such Stock Option or Warrant prior to the Effective Time, the number of shares of ALHC Common Stock as the holder of such Stock Option or Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such Stock Option or Warrant in full immediately prior to the Effective Time (not taking into account whether or not such Stock Option or Warrant was in fact exercisable) at a price per share equal to (x) the aggregate exercise price for AUSA Common Stock otherwise purchasable pursuant to such Stock Option or Warrant divided by (y) the number of shares of ALHC Common Stock deemed purchasable pursuant to such Stock Option or Warrant; provided, however, that the number of _____ shares of ALHC Common Stock that may be purchased upon exercise of any such Stock Option or Warrant shall be rounded to the next whole share of ALHC Common Stock. As soon as practicable after the Effective Time, ALHC shall cause to be delivered to each holder of an outstanding Stock Option or Warrant an appropriate notice in writing setting forth such holder’s rights pursuant thereto and hereto, and such Stock Option or Warrant shall continue in effect on the same terms and conditions as provided in the applicable Company Stock Option Plan or under the terms of the Warrant.
(ii) ALHC shall cause to be taken all corporate action necessary to reserve for issuance a sufficient number of shares of ALHC Common Stock for delivery upon exercise of Stock Options and Warrants in accordance with this Section 1.6.1.3. As soon as practicable after the Effective Time, ALHC shall cause the ALHC Common Stock subject to the Stock Options to be registered under the Securities Act of 1933, as amended and the rules of the Securities and Exchange Commission (the “SEC”) thereunder (the “Securities Act”), pursuant to a registration statement on Form S-8 (or any successor or other appropriate form), and shall use its best efforts to cause the effectiveness of such registration statement (and the current status of the prospectus or prospectuses contained therein) to be maintained for so long as the Stock Options remain outstanding.
1.6.1.4 Capital Stock of Acquisition Corporation. Each share of common stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.
1.6.1.5 Adjustments to Exchange Ratio. The Exchange Ratio shall be appropriately adjusted to reflect fully the effect of any stock split, reverse split or stock dividend (including any dividend or distribution of securities convertible into ALHC Common Stock), with respect to ALHC Common Stock having a record date after the date of this Agreement and prior to the Effective Time.
1.6.1.6 Fractional Shares. No fractional shares of ALHC Common Stock shall be issued under this Section 1.6.1 in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of AUSA Shares who would otherwise be entitled to receive a fraction of a share of ALHC Common Stock (after aggregating all fractional shares of ALHC Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s certificate or certificates representing AUSA Shares (“Certificates”) pursuant to Section 1.7, receive one full share of ALHC Common Stock.

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1.7 Exchange of Certificates.
1.7.1 Exchange Agent. ALHC shall cause to be supplied, to or for such bank or trust company as shall be mutually designated by AUSA and ALHC (the “Exchange Agent”), in trust for the benefit of the holders of AUSA Common Stock, for exchange in accordance with this Section 1.7, through the Exchange Agent, certificates evidencing the shares of ALHC Common Stock into which the outstanding AUSA Shares have been converted pursuant to Section 1.6.1 in exchange for outstanding AUSA Shares.
1.7.2 Exchange Procedures. As soon as reasonably practicable after the Effective Time, ALHC shall instruct the Exchange Agent to mail to each holder of record of Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as ALHC may reasonably specify), and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing shares of ALHC Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of ALHC Common Stock that such holder has the right to receive in accordance with Section 1.6.1 in respect of the AUSA Shares formerly evidenced by such Certificate and (B) any dividends or other distributions to which such holder is entitled pursuant to Section 1.7.3, in each case without any interest thereon (the “Merger Consideration”), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of AUSA Shares that are not registered in the transfer records of AUSA as of the Effective Time, shares of ALHC Common Stock and dividends may be issued and paid in accordance with this Article I to a transferee if the Certificate evidencing such AUSA Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.7.2 and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented AUSA Shares (other than Dissenting Shares) will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends and subject to Section 1.6.1.6, to evidence the ownership of the number of whole shares of ALHC Common Stock into which such AUSA Shares shall have been converted pursuant to the provisions hereof.
1.7.3 Distributions With Respect to Unexchanged AUSA Shares. No dividends or other distributions declared or made after the Effective Time with respect to shares of ALHC Common Stock payable to stockholders of record as of a date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of ALHC Common Stock they are entitled to receive pursuant to the provisions hereof until the holder of such Certificate shall surrender such Certificate pursuant to Section 1.7.2. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of ALHC Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions payable to shareholders of record as of a date after the Effective Time and theretofore paid with respect to such whole shares of ALHC Common Stock.

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1.7.4 Transfers of Ownership. If any certificate for shares of ALHC Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to ALHC or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of ALHC Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of ALHC or any agent designated by it that such tax has been paid or is not payable.
1.7.5 No Liability. Neither ALHC and Acquisition Corp nor AUSA shall be liable to any holder of AUSA Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
1.7.6 Withholding Rights. ALHC or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of AUSA Common Stock such amounts as ALHC or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by ALHC or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the AUSA Shares in respect of which such deduction and withholding was made by ALHC or the Exchange Agent.
1.8 Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, any AUSA Shares issued and outstanding immediately prior to the Effective Time and held by a holder who has demanded and perfected his demand for appraisal of his Shares in accordance with Section 1091 of the Oklahoma Corporation Act, and as of the Effective Time has neither effectively withdrawn nor lost his right to such appraisal (“Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 1.7 hereof, but the holder thereof shall be entitled to only such rights as are granted by the Oklahoma Corporation Act.
(b) Notwithstanding the provisions of Section 1.8(a), if any holder of AUSA Shares who demands appraisal of his AUSA Shares under the Oklahoma Corporation Act shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then as of the Effective Time or the occurrence of such event, whichever occurs later, such holder’s AUSA Shares shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 1.7, without interest thereon, upon surrender of the certificate or certificates representing such AUSA Shares.
(c) AUSA shall give ALHC (i) prompt notice of any written demands for appraisal or payment of the fair value of any AUSA Shares, withdrawals of such demands and any other instruments served pursuant to the Oklahoma Corporation Act received by AUSA after the date hereof and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Oklahoma Corporation Act. AUSA shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of ALHC, settle or offer to settle any such demands.
(d) In the event any holders of AUSA Shares demand or demand and perfect their appraisal rights in accordance with Section 1091 of the Oklahoma Corporation Act, ALHC shall issue to the shareholders of ALHC of record as of the day immediately preceding the Closing Date that number of shares of ALHC obtained by dividing (i) the aggregate sum of the costs and expenses incurred by AUSA and ALHC in conjunction with the exercise of the appraisal rights, including without limitation attorneys’ fees, courts costs and appraisal fees, divided (ii) by the closing sale price of the ALHC Common Stock on the date immediately preceding the announcement by AUSA and ALHC of the Merger. No fractional shares of ALHC Common Stock shall be issued under this Section 1.8, and no certificates or scrip for any such fractional shares shall be issued. Any holder of ALHC Shares who would otherwise be entitled to receive a fraction of a share of ALHC Common Stock shall, in lieu of such fraction of a share shall be issued one full share of ALHC Common Stock.

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1.9 Stock Transfer Books. At the Effective Time, the stock transfer books of AUSA shall be closed, and there shall be no further registration of transfers of the AUSA Common Stock thereafter on the records of AUSA.
1.10 No Further Ownership Rights in AUSA Common Stock. The Merger Consideration delivered upon the surrender for exchange of AUSA Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such AUSA Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of AUSA Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article I.
1.11 Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of ALHC Common Stock as may be required pursuant to Section 1.7; provided, however, that ALHC may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against ALHC or the Exchange Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.
1.12 Tax and Accounting Consequences. It is intended by the Parties that the Merger shall (i) constitute a reorganization within the meaning of Section 368 of the Code, and (ii) subject to applicable accounting standards, qualify for accounting treatment as a purchase. The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.
1.13 Taking of Necessary Action; Further Action. Each ~~of~~ Party shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of AUSA and Acquisition Corp, the officers and directors of AUSA and Acquisition Corp immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.
1.14 Material Adverse Effect. When used in connection with AUSA or any of its subsidiaries or ALHC or any of its subsidiaries, as the case may be, the term “Material Adverse Effect” shall mean any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, operations, assets (including intangible assets), condition (financial or otherwise), liabilities or results of operations of AUSA and its subsidiaries or ALHC and its subsidiaries, as the case may be, in each case taken as a whole.

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1.15 Management Services Agreement. At Closing, ALHC and AUSA as the Surviving Corporation shall execute the Management Services Agreement attached hereto as Exhibit B.
1.16 Divesture of Access HealthSource, Inc. Prior to Closing, AUSA shall have divested or disposed of its ownership in full of Access HealthSource, and all liabilities of AUSA associated with and attributable to Access HealthSource, Inc., inclusive of the Tenet Liability, shall have been paid, or accrued, or satisfied and extinguished, to the satisfaction of ALHC without any further obligation of AUSA.
1.17 AUSA Shareholder Approval. Prior to Closing, AUSA shall have obtained the approval of this Agreement and the transactions contemplated in this Agreement by the holders of not less than a majority of the AUSA Shares.
1.18 Deliveries and Exchanges. ALHC and AUSA shall, pursuant to this Agreement, make the deliveries as follows:
1.18.1 Deliveries by ALHC. ALHC shall make the following deliveries:
1.18.1.1 ALHC Common Stock Delivery. At Closing, ALHC shall deliver to the Exchange Agent the shares of ALHC Common Stock required pursuant to Section 1.7.
1.18.1.2 Management Services Agreement. At Closing, ALHC shall countersign the Management Services Agreement attached hereto as Exhibit B and deliver it to AUSA for execution by AUSA.
1.18.1.3 Good Standing Certificates. At Closing, ALHC shall deliver to AUSA Certificates of Good Standing issued by the Secretary of State of each state in which ALHC and each of its Subsidiaries is organized or qualified or licensed to do business. Each such certificate shall be dated no earlier than the 10th day prior to the Closing Date.
1.18.1.4 License Bring-Down Certificates. At Closing, ALHC shall deliver to AUSA bring-down certificates evidencing the status of each of the Governmental Licenses (as defined in Section 2.6) and other licenses listed on Section 3.21 of the ALHC Disclosure Schedule. Each such certificate shall be dated no earlier than the 10th day prior to the Closing Date.
1.18.1.5 Certificate of Merger. At Closing, Acquisition Corp shall countersign the Certificate of Merger attached hereto as Exhibit A.
1.19.2 Deliveries by AUSA. At Closing, AUSA shall make the following deliveries:
1.19.2.1 Management Services Agreement. At Closing, AUSA shall countersign the Management Services Agreement attached hereto as Exhibit B and deliver a countersigned copy to ALHC.
1.19.2.2 Good Standing Certificates. At Closing, AUSA shall deliver to ALHC Certificates of Good Standing issued by the Secretary of State of each state in which AUSA and each of its Subsidiaries is organized or qualified or licensed to do business. Each such certificate shall be dated no earlier than the 10th day prior to the Closing Date.

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1.19.2.3 License Bring-Down Certificates. At Closing, AUSA shall deliver to ALHC bring-down certificates evidencing the status of each of the Governmental Licenses (as defined in Section 2.6) and other licenses listed on Section 2.21 of the AUSA Disclosure Schedule. Each such certificate shall be dated no earlier than the 10th day prior to the Closing Date.
1.19.2.4 Certificate of Merger. At Closing, AUSA shall countersign the Certificate of Merger attached hereto as Exhibit A and deliver the countersigned Certificate of Merger to ALHC.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF AUSA
AUSA represents and warrants to ALHC that the representations, warranties, statements made in this Article II are true and correct as of the date of this Agreement and will be true and correct at Closing, except (i) as specifically set forth in the applicable sections of the disclosure schedules delivered by AUSA to ALHC (the “AUSA Disclosure Schedule”), (ii) as set forth in the AUSA SEC Reports (as defined in Section 2.8), and (iii) for giving effect to the Access HealthSource Divesture. Any disclosure made with reference to one or more sections of the AUSA Disclosure Schedule shall be deemed disclosed with respect to each other Section of this Agreement as to which such disclosure is relevant provided that such relevance is reasonably apparent to ALHC. Disclosure of any matter in the AUSA Disclosure Schedule shall not be deemed an admission that such matter is material. As conditioned above, AUSA represents and warrants to ALHC the following:
2.1 Corporate Organization. AUSA is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma. AUSA has all requisite corporate power and authority to own, operate and lease its properties and assets as and where the same are owned, operated or leased and to conduct its business as it is now being conducted. AUSA is in good standing and duly qualified or licensed as a foreign corporation to do business in those jurisdictions listed in Section 2.1 of the AUSA Disclosure Schedule, such jurisdictions being the only jurisdictions in which the location of the property and assets owned, operated or leased by AUSA or the nature of the business conducted by AUSA makes such qualification or licensing necessary, except where the failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect. AUSA has heretofore delivered to the ALHC complete and correct copies of the Governing Documents of AUSA, as amended to and as in effect on the date of this Agreement.
2.2 Capitalization; Preemptive Rights.
2.2.1 Capitalization. The authorized capital stock of AUSA consists of 100,000,000 shares of AUSA Common Stock, par value $0.01 per share, and 2,000,000 shares of AUSA Preferred Stock, par value $1.00 per share. As of the date of this Agreement, 20,269,145 shares of AUSA Common Stock and no shares of ALHC preferred stock are outstanding.
2.2.2 Preemptive Rights. All outstanding shares of AUSA Shares are validly issued and outstanding, fully paid and non-assessable, and there are no preemptive or similar rights in respect of AUSA Shares. All outstanding shares of the AUSA Shares were issued in compliance with all requirements of all applicable federal and state securities laws.

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2.3 Subsidiaries; Capitalization.
2.3.1 AUSA Subsidiaries. Except for the Subsidiaries listed in Section 2.3.1 of the AUSA Disclosure Schedule (collectively the “AUSA Subsidiaries” or individually the “AUSA Subsidiary”), there are no entities 10% or more of whose outstanding voting securities or other equity interests are owned, directly or indirectly through one or more intermediaries, by AUSA. Each AUSA Subsidiary is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (which jurisdiction is indicated in Section 2.3.1 of the AUSA Disclosure Schedule) and has all requisite corporate power and authority to own, operate and lease its properties and assets as and where the same are owned, operated or leased by the AUSA Subsidiary and to conduct its business as it is now being conducted. Each AUSA Subsidiary is in good standing and duly qualified or licensed as a foreign corporation or other entity to do business in each of the jurisdictions in which the location of the property and assets owned, operated or leased by the AUSA Subsidiary or the nature of the business conducted by the AUSA Subsidiary makes such qualification or licensing necessary, except where the failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect. AUSA has heretofore delivered to ALHC complete and correct copies of the Governing Documents of the AUSA Subsidiaries, in each case as amended to and as in effect on the date of this Agreement.
2.3.2 Subsidiary Capitalization. Section 2.3.2 of the AUSA Disclosure Schedule sets forth the authorized capital stock of each AUSA Subsidiary, the number of outstanding shares of each class of such capital stock and the AUSA’s (or, in the case of Subsidiaries indirectly owned by AUSA, a specified Subsidiary’s) ownership of each such class. AUSA or such Subsidiary has good and valid title to all such shares free and clear of Encumbrances. All of the outstanding shares of capital stock of each AUSA Subsidiary is validly issued, fully paid and non-assessable, and there are no preemptive or similar rights in respect of any shares of capital stock of any AUSA Subsidiary. All of the outstanding shares of each AUSA Subsidiary were issued in compliance with all requirements of all applicable federal and state securities laws. Except as set forth in Section 2.3.2 of the AUSA Disclosure Schedule, neither AUSA nor any AUSA Subsidiary owns any capital stock of or other equity interest of any kind or nature in any Person.
2.4 No Commitments to Issue Capital Stock. Except as set forth on Section 2.4 of the AUSA Disclosure Schedule, there are no outstanding options, warrants, calls, convertible securities or other rights, agreements, commitments or other instruments pursuant to which AUSA or AUSA Subsidiary is or may become obligated to authorize, issue or transfer any capital stock of or any other equity interest in AUSA or AUSA Subsidiary. There are no agreements or understandings in effect between any Person by which AUSA or AUSA Subsidiary is bound with respect to the voting, transfer, disposition or registration under the Securities Act of any shares of capital stock of or any other equity interest in AUSA or any of the AUSA Subsidiaries.
2.5 Authorization; Execution and Delivery. AUSA has all requisite power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by AUSA, and the consummation by AUSA of the transactions contemplated by this Agreement have been duly authorized by all requisite action on the part of AUSA, except approval of this Agreement by the holders of a majority of the AUSA Shares shall be required. This Agreement has been duly executed and, subject to approval of this Agreement and the transactions contemplated by this Agreement, by the holders of a majority of AUSA Shares, delivered by AUSA and constitutes the legal, valid and binding obligation of AUSA, enforceable against such Parties in accordance with the terms of this Agreement. The Board of Directors of AUSA has unanimously recommended that the shareholders of AUSA adopt and approve this Agreement and the transactions contemplated in this Agreement.

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2.6 Governmental Approvals and Filings. No approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing or registration with, any governmental or regulatory authority is required in order (a) to permit AUSA to consummate the Merger or perform its obligations under this Agreement or (b) to prevent the termination of, or Material Adverse Effect on, any material governmental right, privilege, authority, franchise, license, permit or certificate (collectively “Governmental Licenses”) of AUSA or any of the AUSA Subsidiaries to enable AUSA or any of the AUSA Subsidiaries to own, operate and lease its properties and assets as and where such properties and assets are owned, leased or operated and to provide service and carry on its business as presently provided and conducted, or to prevent any material loss or disadvantage to AUSA’s and the AUSA Subsidiaries’ businesses, by reason of the Merger, except as set forth in Section 2.6 of the AUSA Disclosure Schedule.
2.7 No Conflict. Subject to compliance with the Governmental Licenses described in Section 2.6 of the AUSA Disclosure Schedules and obtaining the other consents and waivers that are set forth and described in Section 2.7 of the AUSA Disclosure Schedule (the “AUSA Consents”), neither the execution, delivery and performance of this Agreement by AUSA, nor the consummation by AUSA of the Merger and other transactions contemplated in this Agreement, will (i) conflict with, or result in a breach or violation of, any provision of the Governing Documents of AUSA, any of the AUSA Subsidiaries; (ii) conflict with, result in a breach or violation of, give rise to a default, or result in the acceleration of performance, or permit the acceleration of performance, under (whether or not after the giving of notice or lapse of time or both) any encumbrance, note, bond, indenture, guaranty, lease, license, agreement or other instrument, writ, injunction, order, judgment or decree to which AUSA or any AUSA Subsidiary is a party or any of its properties or assets are subject; (iii) give rise to a declaration or imposition of any encumbrance upon any of the properties or assets of AUSA or any AUSA Subsidiary; or (iv) impair the business of AUSA or any of the AUSA Subsidiaries or adversely affect any Governmental License necessary to enable AUSA or any AUSA Subsidiary to carry on its business as presently conducted, except, in the case of clauses (ii), (iii) or (iv), for any conflict, breach, violation, default, declaration, imposition or impairment that could not reasonably be expected to have a Material Adverse Effect.
2.8 SEC Filings The AUSA Common Stock is the only class of securities of AUSA registered under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”). To the best knowledge of the current management of AUSA, AUSA has filed all forms, reports or other documents (the “AUSA SEC Reports”) required to be filed with the SEC since December 31, 2005. Those AUSA SEC Reports:
(i) were prepared in accordance, and complied as of their respective dates in all material respects, with the requirements of the Securities Act or the Exchange Act, as the case may be, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
AUSA has filed with the SEC as exhibits to the AUSA SEC Reports all agreements, contracts and other documents or instruments required to be filed, and such exhibits are correct and complete copies of such agreements, contracts and other documents or instruments. AUSA Subsidiaries are not required to file any forms, reports or other documents with the SEC under the Exchange Act.

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2.9 Financial Statements; Absence of Undisclosed Liabilities; Receivables.
2.9.1 Financial Statements. AUSA has previously delivered to ALHC complete and correct copies of (i) the audited consolidated balance sheet of AUSA and the AUSA Subsidiaries at December 31, 2007, 2006 and 2005, and audited consolidated statements of income, cash flows and stockholders’ equity of AUSA and the AUSA Subsidiaries for the years then ended, audited by Hein & Associates LLP, independent certified public accountants, and (ii) unaudited consolidated balance sheet of AUSA and the AUSA Subsidiaries (the “AUSA Balance Sheet”) at June 30, 2008 (the “AUSA Balance Sheet Date”) and unaudited consolidated statements of income, cash flow, and stockholders’ equity of AUSA and the AUSA Subsidiaries for the six months then ended (the financial statements described in sections (i) and (ii) are collectively referred to as the “AUSA Financial Statements”), all of which have been prepared from the books and records of AUSA and the AUSA Subsidiaries in accordance with GAAP consistently applied and maintained throughout the periods indicated (except as may be indicated in the notes to the AUSA Financial Statements) and fairly present in all material respects the consolidated financial condition of AUSA and the AUSA Subsidiaries at their respective dates and the consolidated results of operations and cash flows of AUSA and the AUSA Subsidiaries for the periods covered by the AUSA Financial Statements. Except as set forth on Section 2.9.1 of the AUSA Disclosure Schedule, the statements of income representing in part the AUSA Financial Statements do not contain any items of special or nonrecurring revenue or income or any revenue or income not earned in the Ordinary Course of Business, except as expressly specified in the statements of income and related notes.
2.9.2 AUSA and the AUSA Subsidiaries Liabilities. Except as and to the extent reflected or reserved against on the AUSA Balance Sheet or related notes, AUSA and the AUSA Subsidiaries did not have, as of the AUSA Balance Sheet Date, any liabilities, debts or obligations (whether absolute, accrued, contingent or otherwise) of any nature that would be required as of the AUSA Balance Sheet Date to have been included on a balance sheet prepared in accordance with GAAP. Since the AUSA Balance Sheet Date, AUSA and the AUSA Subsidiaries have not incurred or suffered to exist any liabilities, debts or obligations (whether absolute, accrued, contingent or otherwise), except liabilities, debts and obligations incurred in the Ordinary Course of Business, consistent with past practice, none of which will have a Material Adverse Effect. Except as set forth on Section 2.9.2 of the AUSA Disclosure Schedule, since the AUSA Balance Sheet Date, there has been no material adverse change or changes in the business, operations, assets (including intangible assets), condition (financial or otherwise), liabilities or results of operations of AUSA and the AUSA Subsidiaries, taken as a whole, and no event has occurred that is reasonably likely to cause any such change or changes (in the aggregate) to have a Material Adverse Effect.
2.9.3 AUSA Receivables. All receivables of AUSA and the AUSA Subsidiaries (including accounts receivable, loans receivable and advances) that are reflected in the AUSA Balance Sheet and all receivables that have arisen after the AUSA Balance Sheet Date and prior to the Closing, have arisen or will have arisen only from bona fide transactions in the Ordinary Course of Business and shall be fully collectible at the aggregate recorded amounts thereof (except to the extent of appropriate reserves therefor established in accordance with prior practice and GAAP) and are not and will not be subject to defense, counterclaim or offset.
2.10 Certain Other Financial Representations. Since the AUSA Balance Sheet Date, the accounts payable of AUSA and the AUSA Subsidiaries have been accrued and paid in a manner consistent with the prior practice of AUSA and the AUSA Subsidiaries.

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2.11 Absence of Changes. Except as disclosed in the notes to the AUSA Financial Statements or as set forth in Section 2.11 of the AUSA Disclosure Schedule, since the AUSA Balance Sheet Date, each of AUSA and the AUSA Subsidiaries has conducted its business only in the Ordinary Course of Business, and AUSA has not:
(i) amended or otherwise modified its Governing Documents;
(ii) issued or sold or authorized for issuance or sale, or granted any options or warrants or amended or made other agreements (other than this Agreement) of the type referenced in Section 2.4 with respect to, any shares of its capital stock or any other of its securities, or altered any term of any of its outstanding securities or made any change in its outstanding shares of capital stock or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise or redeemed, purchased or otherwise acquired any of its or ALHC’s capital stock or agreed to do any of the foregoing (whether or not legally enforceable);
(iii) recorded or accrued any item of revenue, except as a result of the provision of services or sale of products in the Ordinary Course of Business and consistent with prior practice;
(iv) incurred any indebtedness, other than in conjunction with the insurance agent commission advances, in conjunction with a lending transaction or entered into any lending arrangements, entered into any lease that should be capitalized in accordance with GAAP or subjected to any encumbrance or other restriction any of its properties, business or assets except encumbrances or other restrictions that could not reasonably be expected to have a Material Adverse Effect;
(v) discharged or satisfied any Encumbrance, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the AUSA Balance Sheet as of the AUSA Balance Sheet Date and current liabilities incurred since that date in the Ordinary Course of Business and consistent with prior practice;
(vi) sold, transferred, leased to others or otherwise disposed of any material properties or assets or purchased, leased from others or otherwise acquired any material properties or assets except in the Ordinary Course of Business;
(vii) canceled or compromised any debt or claim or waived or released any right of substantial value;
(viii) terminated or received any notice of termination of any contract, lease, license or other agreement or any Governmental License, or suffered any damage, destruction or loss (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect;
(ix) made any change in the rate of compensation, commission, bonus or other remuneration payable, or paid, agreed, or promised (in writing or otherwise) to pay, provide or modify, conditionally or otherwise, any bonus, extra compensation, pension, severance or vacation pay or any other benefit or perquisite of any other kind, to any director, officer, employee, salesman or agent of AUSA except in the Ordinary Course of Business consistent with prior practice and pursuant to or in accordance with plans disclosed in Section 2.14 of the AUSA Disclosure Schedule that were in effect as of the AUSA Balance Sheet Date;

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(x) made any increase in or commitment (whether or not legally enforceable) to increase or communicated any intention to increase any employee benefits, adopted or made any commitment to adopt any additional employee benefit plan or made any contribution, other than regularly scheduled contributions, to any AUSA Plan (as defined in Section 2.14);
(xi) lost the employment services of a senior manager or other employee of equal or higher ranking;
(xii) made any loan or advance to any Person other than travel and other similar routine advances in the Ordinary Course of Business consistent with past practice, or acquired any capital stock or other securities of any other corporation or any ownership interest in any other business enterprise;
(xiii) instituted, settled or agreed to settle any material litigation, action or proceeding before any court or governmental body relating to AUSA or its properties or assets;
(xiv) entered into any transaction, contract or commitment other than in the Ordinary Course of Business;
(xv) changed any accounting practices, policies or procedures utilized in the preparation of the AUSA Financial Statements (including procedures with respect to revenue recognition, payment of accounts payable or collection of accounts receivable); or
(xvi) entered into any agreement or made any commitment to take any of the types of action described in subparagraphs (i) through (xv) of this Section 2.11.
2.12 Tax Matters.
2.12.1 Tax Related Definitions. For purposes of this Agreement, “Tax” or “Taxes” shall mean taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and “Tax Returns” shall mean returns, reports, and information statements with respect to Taxes required to be filed with the Internal Revenue Service (the “IRS”) or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns, including returns required in connection with any AUSA Plan (as defined in Section 2.14~~.1~~).
2.12.2 Tax Returns; Tax Payments. AUSA and the AUSA Subsidiaries have timely filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by them. All such Tax Returns are complete and correct in all material respects (except to the extent a reserve has been established as reflected in the AUSA Balance Sheet). Each of AUSA and the AUSA Subsidiaries have timely paid and discharged all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and has paid all other Taxes when due, except those Taxes that are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required), and there are no other Taxes that would be due if asserted by a taxing authority, except with respect to which AUSA or the AUSA Subsidiary is maintaining reserves, unless the failure to do so could not have a Material Adverse Effect. Except as does not involve or would not result in liability to AUSA or any of the AUSA Subsidiaries that could have a Material Adverse Effect, (i) there are no tax liens on any assets of AUSA or any AUSA Subsidiary; (ii) neither AUSA nor any AUSA Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax; (iii) no unpaid (or unreserved) deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority with respect to AUSA or any AUSA Subsidiary; (iv) there are no pending or, to the knowledge of AUSA, threatened audits, investigations or claims for or relating to any liability in respect of Taxes of AUSA or any AUSA Subsidiary; and (v) neither AUSA nor any AUSA Subsidiary has requested any extension of time within which to file any currently unfiled Tax Returns. The accruals and reserves for Taxes (including deferred taxes) reflected in the AUSA Balance Sheet are in all material respects adequate to cover all Taxes accruable through the date thereof (including Taxes being contested) in accordance with GAAP.

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2.12.3 Other Tax Related Matters. Other than as disclosed in Section 2.12.3 of the AUSA Disclosure Schedule and other than with respect to items the inaccuracy of which could not have a Material Adverse Effect, each of AUSA and the AUSA Subsidiaries:
(i) has not filed or been included in a combined, consolidated or unitary return (or substantial equivalent thereof) of any Person other than AUSA;
(ii) is not liable for Taxes of any Person other than AUSA or the AUSA Subsidiaries, or currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any tax sharing agreement or any other agreement providing for payments by AUSA or any of the AUSA Subsidiaries with respect to Taxes; (iii) is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for United States federal income tax purposes;
(iv) is not a party to any agreement, contract, arrangement or plan that would result (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code;
(v) is not a “consenting corporation” under Section 341(f) of the Code or any corresponding provision of state, local or foreign law; and
(vi) has neither made an election nor is it required to treat any of its assets as owned by another Person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code (or any corresponding provision of state, local or foreign law).
2.13 Employment Related Matters.
2.13.1 Employees; Employment Practices. Except as set forth in Section 2.13.1 of the AUSA Disclosure Schedule:
(i) Each of AUSA and the AUSA Subsidiaries has satisfactory relationships with its employees in all material respects.
(ii) Each of AUSA and the AUSA Subsidiaries is and has been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including any law, rule or regulation relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees, and each of AUSA and the AUSA Subsidiaries is not or has not engaged in any unfair labor practices, except to the extent a failure to so comply could not, alone or together with any other failure, have a Material Adverse Effect.

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(iii) No collective bargaining agreement with respect to the business of AUSA or any of the AUSA Subsidiaries is currently in effect or being negotiated. Each of AUSA and the AUSA Subsidiaries does not have any obligation to negotiate any such collective bargaining agreement. There are no labor unions representing, purporting to represent or attempting to represent any employee of AUSA or any of the AUSA Subsidiaries.
(iv) There are no strikes, slowdowns or work stoppages pending or, to the best of the knowledge of AUSA, threatened with respect to the employees of AUSA or any of the AUSA Subsidiaries, no strike, slowdown or work stoppage has occurred or, to the best of the knowledge of AUSA, has been threatened. There is no representation claim or petition or complaint pending before the National Labor Relations Board or any state or local labor agency and, to the best of the knowledge of AUSA, no question concerning representation has been raised or threatened respecting the employees of AUSA or any of the AUSA Subsidiaries.
(v) To the best of the knowledge of AUSA, no charges with respect to or relating to the business of AUSA are pending before the Equal Employment Opportunity Commission, or any state or local agency responsible for the prevention of unlawful employment practices, which could reasonably be expected to have a Material Adverse Effect.
2.13.2 Governmental Contracts. Except as set forth in Section 2.13.2 of AUSA Disclosure Schedule, AUSA is not a contractor or subcontractor with obligations under any federal, state or local government contract.
2.13.3 No Benefit Plan Liabilities. Except as set forth in Section 2.13.3 of AUSA Disclosure Schedule, neither AUSA nor any of the AUSA Subsidiaries has or could have any material liability, whether absolute or contingent, including any obligations under any of AUSA Plans described in Section 2.14, with respect to any misclassification of a Person as an independent contractor rather than as an employee.
2.13.4 Employment Contracts. Section 2.13.4 of AUSA Disclosure Schedule contains a complete and correct list of all employment, management or other consulting agreements with any Persons employed or retained by AUSA or any of the AUSA Subsidiaries (including independent consultants), complete and correct copies of which have been delivered to ALHC.

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2.14 Benefit Plans. Section 2.14 of AUSA Disclosure Schedule contains a complete and correct list of all employee benefit plans of which AUSA, the AUSA Subsidiaries and any of their affiliates are the plan sponsor and under which any one of them has a contribution obligation (“AUSA Plans”) under and subject to the provisions of the Employee Retirement Income Security Act of 1975, as amended and the regulations promulgated thereunder (“ERISA”)) and that are subject to the ERISA. AUSA and the AUSA Subsidiaries are in substantial compliance with ERISA and the applicable provisions of the Code and the failure to comply would not reasonably be expected to have a Material Adverse Effect. AUSA has delivered to ALHC:
(i) all documents that set forth the terms of each AUSA Plan, including (A) all plan descriptions and summary plan descriptions of AUSA Plans for which AUSA is required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding AUSA Plans for which a plan description or summary plan description is not required;
(ii) all insurance policies purchased by or to provide benefits under any AUSA Plan;
(iii) all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any AUSA Plan;
(iv) all reports submitted within the four years preceding the date of this Agreement by third-party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any AUSA Plan;
(v) all notifications to employees of their rights under ERISA Section 601 et seq. and Code Section 4980B;
(vi) the Form 5500 filed in each of the most recent three plan years with respect to each AUSA Plan, including all schedules thereto and the opinions of independent accountants;
(vii~~x~~) all notices that were given by AUSA or any AUSA Plan to the IRS, the Pension Benefit Guaranty Corporation (“PBGC”), or any participant or beneficiary, pursuant to statute, within the four years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this Section 2.14.
2.15 Title to Properties. Except as set forth in Section 2.15 of AUSA Disclosure Schedule, each of AUSA and the AUSA Subsidiaries has good and indefeasible title to all of its properties and assets, free and clear of all Encumbrances, except liens for taxes not yet due and payable and such Encumbrances or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which could not reasonably be expected to have a Material Adverse Effect, and except for any Encumbrance that secures indebtedness reflected in AUSA Balance Sheet.
2.16 Compliance with Laws; Legal Proceedings.
2.16.1 Legal Compliance. Each of AUSA and the AUSA Subsidiaries is not in violation of, or in default with respect to, any applicable law, statute, regulation, ordinance, writ, injunction, order, judgment, decree or any Governmental License, including any federal state or local law regarding or relating to trespass or violations of privacy rights, which violation or default could reasonably be expected to have a Material Adverse Effect.
2.16.2 Legal Proceedings. Except as set forth in Section 2.16.2 of AUSA Disclosure Schedule, there is no order, writ, injunction, judgment or decree outstanding and no legal, administrative, arbitration or other governmental proceeding or investigation pending or, to the best of the knowledge of AUSA, threatened, and there are no claims (including unasserted claims of which AUSA is aware) against or relating to AUSA or any of the AUSA Subsidiaries and their properties, assets or businesses. There is no legal, administrative or other governmental proceeding or investigation pending or, to the best of the knowledge of AUSA, threatened against AUSA, any of the AUSA Subsidiaries or any of their members, directors or officers, as such, that relates to the Merger or any of the transactions contemplated by this Agreement. Neither AUSA nor any of the AUSA Subsidiaries has been a defendant (either originally, by counter-claim or interpleader) in any legal proceedings that have either been filed in the past three fiscal years or are currently pending (except as set forth in Section 2.16.2 of AUSA Disclosure Schedule). Except as set forth in Section 2.16.2 of AUSA Disclosure Schedule, none of the legal proceedings set forth in Section 2.16.2 of AUSA Disclosure Schedule has had or, to the best of the knowledge of AUSA, will have a Material Adverse Effect.

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2.17 Brokers. No broker, finder or investment advisor acted, directly or indirectly, as such for AUSA or AUSA in connection with the Merger or this Agreement, and no broker, finder, investment advisor or other Person is entitled to any fee or other commission, or other remuneration, in respect thereof based in any way on any action, agreement, arrangement or understanding taken or made by or on behalf of AUSA.
2.18 Intellectual Property.
2.18.1 Ownership and Right to Use. Each of AUSA and the AUSA Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are used in the business of AUSA and the AUSA Subsidiaries as currently conducted, except as would not reasonably be expected to have a Material Adverse Effect.
2.18.2 Transferability. Except as disclosed in Section 2.18.2 of AUSA Disclosure Schedule or as could not reasonably be expected to have a Material Adverse Effect:
(i) AUSA is not and will not be, as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which AUSA is a party and pursuant to which AUSA is authorized to use any patents, trademarks, service marks or copyrights owned by others (“AUSA Third-Party Intellectual Property Rights”);
(ii) No claims with respect to the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor owned by AUSA or any of the AUSA Subsidiaries (the “AUSA Intellectual Property Rights”), any trade secret material to AUSA or any of the AUSA Subsidiaries, or AUSA Third Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of AUSA Third Party Intellectual Property Rights by or through AUSA or any of the AUSA Subsidiaries, are currently pending or, to the best of the knowledge of AUSA, have been threatened by any Person; or
(iii) AUSA does not know of any valid grounds for any bona fide claims (1) to the effect that the sale, licensing or use of any product or service as now sold, licensed or used, or proposed for sale, license or use by AUSA or any of the AUSA Subsidiaries infringes on any copyright, patent, trademark, service mark or trade secret; (2) against the use by AUSA or any of the AUSA Subsidiaries of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of AUSA or any of the AUSA Subsidiaries as currently conducted or as proposed to be conducted; (3) challenging the ownership, validity or effectiveness of any of AUSA Intellectual Property Rights or other trade secret material to AUSA or any of the AUSA Subsidiaries; or (4) challenging the license or legally enforceable right to use of AUSA Third Party Intellectual Rights by AUSA or any of the AUSA Subsidiaries.

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2.18.3 No Infringement. To the best of the knowledge of AUSA, there is no material unauthorized use, infringement or misappropriation of any of AUSA Intellectual Property Rights by any Person, including any employee or former employee of AUSA or any of the AUSA Subsidiaries.
2.19 Insurance. Except as set forth in Section 2.19 of AUSA Disclosure Schedule, all material fire and casualty, general liability, business interruption, product liability and other insurance policies maintained by AUSA or any AUSA Subsidiary are with reputable insurers, provide adequate coverage for all normal risks incident to the assets, properties and business operations of AUSA and any AUSA Subsidiary and are in character and amount at least equivalent to that carried by Persons engaged in a business subject to the same or similar perils or hazards.
2.20 Contracts; etc. Set forth on Section 2.20 of AUSA Disclosure Schedule is a complete and correct list of each of the following agreements, leases and other instruments, both oral and written, to which AUSA or any of its Subsidiaries is a party or by which AUSA or any of the AUSA Subsidiaries or its properties or assets are bound:
(i) Each service or other similar type of agreement under which services are provided by any other Person to AUSA or any of the AUSA Subsidiaries that is material to the business of AUSA and the AUSA Subsidiaries taken as a whole;
(ii) Each agreement that restricts the operation of the business of AUSA or any of its Subsidiaries or the ability of AUSA or any of the AUSA Subsidiaries to solicit customers or employees;
(iii) Each operating lease (as lessor, lessee, sublessor or sublessee) that is material to AUSA or any of the AUSA Subsidiaries of any real or tangible personal property or assets;
(iv) Each agreement under which services are provided by AUSA or any of the AUSA Subsidiaries to any material customer;
(v) Each agreement (including capital leases) under which any money has been or may be borrowed or loaned or any note, bond, indenture or other evidence of indebtedness has been issued or assumed (other than those under which there remain no ongoing obligations of AUSA or any of the AUSA Subsidiaries ), and each guaranty of any evidence of indebtedness or other obligation, or of the net worth, of any Person (other than endorsements for the purpose of collection in the Ordinary Course of Business);
(vi) Each partnership, joint venture or similar agreement;
(vii) Each agreement containing restrictions with respect to the payment of dividends or other distributions in respect of AUSA Shares;
(viii) Each agreement to make unpaid capital expenditures in excess of $25,000;
(ix) Each agreement providing for accelerated or special payments as a result of the Merger, including any shareholder rights plan or other instrument commonly referred as a “poison pill.”

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A complete and correct copy of each written agreement, lease or other type of document, and a true, complete and correct summary of each oral agreement, lease or other type of document, required to be disclosed pursuant to subparagraphs (i) through (ix) of this Section 2.20 has been previously delivered to ALHC. Furthermore, each agreement, lease or other type of document required to be disclosed pursuant to Sections 2.13 or 2.14 or this Section 2.20 to which AUSA or any of the AUSA Subsidiaries is a party or by which AUSA or any of the AUSA Subsidiaries or its properties or assets are bound (collectively, the “AUSA Contracts”), except those AUSA Contracts the loss of which could reasonably be expected to not have a Material Adverse Effect, is valid, binding and in full force and effect and is enforceable by AUSA or AUSA Subsidiary in accordance with its terms. Each of AUSA and the AUSA Subsidiaries is not (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any of AUSA Contracts, and, to the best of the knowledge of AUSA, no other party to any of AUSA Contracts is (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any of AUSA Contracts, where such breach or default could reasonably be expected to have a Material Adverse Effect. To the knowledge of AUSA, neither AUSA nor any of the AUSA Subsidiaries has received notice, written or oral, of or any threatened termination by any third party to any of AUSA Contracts or become aware of any intend of a third party to any AUSA Contracts not to renew or, if currently being rebid, re-award any of AUSA Contracts. No existing or completed agreement to which AUSA or any of the AUSA Subsidiaries is a party is subject to renegotiation with any governmental body.
2.21 Permits, Authorizations, etc. Section 2.21 of AUSA Disclosure Schedule sets forth all Governmental Licenses and each other material approval, authorization, consent, license, certificate, order or other permit of any governmental agencies, whether federal, state, local or foreign, necessary to enable AUSA or any of the AUSA Subsidiaries to own, operate and lease its properties and assets as and where such properties and assets are owned, leased or operated and to provide service and carry on its business as presently provided and conducted (collectively, the “AUSA Permits”) or required to permit the continued conduct of such business following the Merger in the manner conducted on the date of this Agreement (indicating in each case whether or not the consent of any Person is required for the consummation of the transactions contemplated hereby). AUSA and the AUSA Subsidiaries have all necessary AUSA Permits of all governmental agencies, whether federal, state, local or foreign, all of which are valid and in good standing with the issuing agencies and not subject to any proceedings for suspension, modification or revocation, except for such AUSA Permits that could not reasonably be expected to have a Material Adverse Effect.
2.22 Environmental Matters. Each of AUSA and the AUSA Subsidiaries does not engage in any activities that give rise to any kind of release of hazardous substances into the environment and that could reasonably be expected to have a Material Adverse Effect. To the knowledge of AUSA, AUSA and the AUSA Subsidiaries are in compliance with all federal, state or local law (including common law), statute, ordinance, rule, regulation, code, or other requirement relating to the environment, natural resources, or public or employee health and safety except for such failure to be in compliance that could not reasonably be expected to have Material Adverse Effect.
2.23 AUSA Acquisitions. Section 2.23 of AUSA Disclosure Schedule contains a complete and correct list of all agreements (“AUSA Acquisition Agreements”) executed by AUSA or any of the AUSA Subsidiaries pursuant to which AUSA or any of the AUSA Subsidiaries has acquired or agreed to acquire all or any part of the stock or assets (including any customer list) of any Person since January 1, 2008. A complete and correct copy of each of AUSA Acquisition Agreements has been delivered by AUSA to ALHC. Neither AUSA nor any of the AUSA Subsidiaries has any further obligation or liability under any of AUSA Acquisition Agreements or as a result of the Merger and other transactions contemplated in this Agreement, except as described in reasonable detail in Section 2.23 of AUSA Disclosure Schedule.
2.24 Books and Records. All accounts, books, ledgers and official and other records prepared and kept by AUSA and the AUSA Subsidiaries have been kept and completed properly in all material respects, and there are no material inaccuracies or discrepancies contained or reflected therein. Such records of AUSA and the AUSA Subsidiaries are located at their offices in Irvine, Texas.

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2.25 Bank Accounts and Powers of Attorney. Section 2.25 of AUSA Disclosure Schedule sets forth the name of each bank in which AUSA or any of the AUSA Subsidiaries has an account, lock box or safe deposit box, the number of each such account, lock box or safe deposit box and the names of the Persons authorized to draw thereon or have access thereto. Except as set forth on Section 2.25 of AUSA Disclosure Schedule, no Person holds any power of attorney from AUSA.
2.26 Certain Payments. Neither AUSA and any of the AUSA Subsidiaries nor any of their directors, officers, agents, or employees and, to the knowledge of AUSA, any other Person associated with or acting for or on any of their behaves, has directly or indirectly
(i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property, or services (a) to obtain favorable treatment in securing business,
(b) to pay for favorable treatment for business secured,
(c) to obtain special concessions or for special concessions already obtained, for or in respect of AUSA or any of the AUSA Subsidiaries or any of their affiliates, or
(d) in violation of any legal requirement, or (ii) established or maintained any fund or asset that has not been recorded in the books and records of AUSA or any of the AUSA Subsidiaries.
2.27 Customers; Customer Relationships. Section 2.27 of AUSA Disclosure Schedule sets forth a complete list of the five largest clients and customers of AUSA or the AUSA Subsidiaries on a combined basis for the six months ended on AUSA Balance Sheet Date and the year ended December 31, 2007. To the knowledge of AUSA, there are no facts or circumstances that are likely to result in the loss of any such client or customer of AUSA or any of the AUSA Subsidiaries or a material change in the relationship of AUSA or any of the AUSA Subsidiaries with any such client or customer, other than in the Ordinary Course of Business ~~or as a result of the Foresight Divesture~~.
2.28 Accuracy of Representations, Warranties and Covenants. No representation, covenant or warranty by AUSA in this Agreement and, to the actual acknowledge of AUSA, no written information, agreements or documents furnished to ALHC by AUSA in connection with the Merger and the other transactions contemplated in this Agreement, contain or will contain any untrue statement of a material fact or omits or will omit to contain a material fact necessary in order to make the statement or information contained in this Agreement or in any such information, agreements or documents, in light of the circumstances under which statement or omission was made, not misleading.
2.29 ALHC Registration Statement. The information supplied by AUSA with respect to AUSA and the AUSA Subsidiaries and their respective officers, directors, AUSA and other Affiliates (collectively, the “AUSA Information”) supplied by AUSA for inclusion in the Registration Statement on Form S-4 (or on such other form as shall be appropriate) (the “Registration Statement”) and the information statement/prospectus (such information statement/prospectus as amended or supplemented is referred to herein as the “Information Statement/Prospectus”) to be sent to the shareholders of AUSA in connection with consent of the holders of a majority of the AUSA Shares approving the Merger (the “AUSA Stockholder Consent”) will not, on the date the Information Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the shareholders of AUSA or at the time of the AUSA Stockholder Consent, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which it shall be omitted, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the AUSA Stockholder Consent that has become false or misleading. If at any time prior to the Effective Time any event relating to AUSA, any of the AUSA Subsidiaries or any of their officers, directors, AUSA or other Affiliates should be discovered by AUSA that should be set forth in an amendment to the Information Statement/Prospectus, AUSA shall promptly inform ALHC. The Information Statement/Prospectus shall comply in all material respects with the requirements of the Exchange Act and Securities Act. Notwithstanding the foregoing, AUSA makes no representation or warranty with respect to any information supplied by ALHC that is contained or incorporated by reference in, or furnished in connection with the preparation of, the Information Statement/Prospectus.

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2.30 Intercompany Transactions. Schedule 2.30 of AUSA Disclosure Schedule sets forth, (i) an accurate description of all transactions or series of related transactions between each of AUSA and any of its officers, directors or other Affiliates, on the one hand, and each of AUSA and the AUSA Subsidiaries, on the other hand, since January 1, 2008, (ii) a complete and accurate list of all payments and advances made to officers, directors, members and managers of each of AUSA, and the AUSA Subsidiaries, since January 1, 2008, and (iii) a complete and accurate list of any direct or indirect liabilities owed to AUSA or any of the AUSA Subsidiaries or each officer, director, manager, member of AUSA and any of the AUSA Subsidiaries.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF ALHC
ALHC represents and warrants to AUSA that the representations, warranties, statements made in this Article III are true and correct as of the date of this Agreement and will be true and correct at Closing, except (i) as specifically set forth in the applicable sections of the disclosure schedules delivered by ALHC to AUSA (the “ALHC Disclosure Schedule”) and (ii) as set forth in the ALHC SEC Reports (as defined in Section 3.8). Any disclosure made with reference to one or more sections of the ALHC Disclosure Schedule shall be deemed disclosed with respect to each other Section of this Agreement as to which such disclosure is relevant provided that such relevance is reasonably apparent to AUSA. Disclosure of any matter in the ALHC Disclosure Schedule shall not be deemed an admission that such matter is material. As conditioned, ALHC represents and warrants to AUSA the following:
3.1 Corporate Organization. ALHC and each of its Subsidiaries listed on Section 3.3 of the ALHC Disclosure Schedule (the “ALHC Subsidiaries”) is a corporation or other entity duly organized, validly existing and in good standing under the laws of the state of its organization and has all requisite power and authority to own, operate and lease its properties and assets as and where the same are owned, operated or leased and to conduct its business as it is now being conducted. ALHC and each of the ALHC Subsidiaries is in good standing and duly qualified or licensed as a foreign corporation or other entity to do business in those jurisdictions in which the location of the property and assets owned, operated or leased by ALHC and each of the ALHC Subsidiaries or the nature of the business conducted by ALHC and each of the ALHC Subsidiaries makes such qualification or licensing necessary, except where the failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect. ALHC has heretofore delivered to AUSA complete and correct copies of the Governing Documents of ALHC, as amended to and as in effect on the date hereof.

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3.2 Capitalization; Preemptive Rights.
3.2.1 ALHC Capitalization. The authorized capital stock of ALHC consists of 100,000,000 shares of ALHC Common Stock, par value $0.001 per share. As of the date of this Agreement, ~~[~~14,833,127~~]~~ shares of ALHC Common Stock were outstanding.
3.2.2 No Assessment, Preemptive Rights. All outstanding shares of ALHC Common Stock are validly issued and outstanding, fully paid and non-assessable and there are no preemptive or similar rights in respect of ALHC Common Stock. All outstanding shares of ALHC Common Stock were issued in compliance with all requirements of all applicable federal and state securities laws.
3.2.3 Obligations to Issued Common Stock. Section 3.2 of the ALHC Disclosure Schedule sets forth a complete and correct list of (a) all stock options, including stock options granted under any ALHC stock option plan, (b) all warrants to purchase ALHC Common Stock, and (c) and other rights to receive ALHC Common Stock indicating as to each holder thereof, the number of shares of ALHC Common Stock subject thereto and the exercisability, exercise price and expiration and termination date therefor, if applicable.
3.3 Subsidiaries of ALHC.
3.3.1 ALHC Subsidiaries. Except as listed on Section 3.3 of the ALHC Disclosure Schedule, ALHC does not have any subsidiaries.
3.3.2 Subsidiary Ownership. Except as set forth in Section 3.3.2 of the ALHC Disclosure Schedule, ALHC and each of the ALHC Subsidiaries has good and valid title to all shares of its subsidiaries free and clear of all Encumbrances. All of the outstanding shares of capital stock of the ALHC Subsidiaries are validly issued, fully paid and non-assessable, and there are no preemptive or similar rights in respect of any shares of capital stock of the ALHC Subsidiaries.
3.4 No Commitments to Issue Capital Stock. Except for the stock options, the warrants and contract rights set forth in Section 3.4 of the ALHC Disclosure Schedule, there are no outstanding options, warrants, calls, convertible securities or other rights, agreements, commitments or other instruments pursuant to which the ALHC or any of the ALHC Subsidiaries is or may become obligated to authorize, issue or transfer any shares of its capital stock or any other equity interest. Except as set forth in Section 3.4 of the ALHC Disclosure Schedule, there are no agreements or understandings in effect among any of the stockholders of ALHC or any of the ALHC Subsidiaries or with any other Person and by which ALHC or any of the ALHC Subsidiaries is bound with respect to the voting, transfer, disposition or registration under the Securities Act of any shares of capital stock of the ALHC or any of its Subsidiaries.
3.5 Authorization; Execution and Delivery. ALHC has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by ALHC and the consummation by ALHC of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of ALHC. This Agreement has been duly executed and delivered by ALHC and constitutes the legal, valid and binding obligation of ALHC, enforceable against ALHC in accordance with this Agreement. The shares of ALHC Common Stock to be issued as part of the Merger Consideration have been duly reserved and authorized for issuance upon consummation of the Merger and, when issued pursuant to and in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable shares of ALHC Common Stock.

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3.6 Governmental Approvals and Filings. No approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing or registration with, any governmental or regulatory authority is required in order (i) to permit ALHC to consummate the Merger or perform its obligations under this Agreement or (ii) to prevent the termination of, or Material Adverse Effect on, any Governmental License of ALHC or any of the ALHC Subsidiaries to enable ALHC and the ALHC Subsidiaries to own, operate and lease their properties and assets as and where such properties and assets are owned, leased or operated and to provide its services or carry on its business, or to prevent any material loss or disadvantage to ALHC’s business, by reason of the Merger, except as set forth in Section 3.6 of the ALHC Disclosure Schedule.
3.7 No Conflict. Subject to compliance with any Governmental Licenses described in Section 3.7 of the ALHC Disclosure Schedule and obtaining the Private Consents, neither the execution, delivery and performance of this Agreement by ALHC, nor the consummation by ALHC of the Merger and other transactions contemplated by this Agreement, will (i) conflict with, or result in a breach or violation of, any provision of the Governing Documents of ALHC; (ii) conflict with, result in a breach or violation of, give rise to a default, or result in the acceleration of performance, or permit the acceleration or performance, under (whether or not after the giving of notice or lapse of time or both) any encumbrance, note, bond, indenture, guaranty, lease, license, agreement or other instrument, writ, injunction, order, judgment or decree to which ALHC or any of its properties or assets is subject; (iii) give rise to a declaration or imposition of any encumbrance upon any of the properties or assets of ALHC; or (iv) impair business of ALHC or adversely affect any Governmental License necessary to enable ALHC to carry on its business as presently conducted, except, in the cases of clauses (ii), (iii) or (iv), for any conflict, breach, violation, default, declaration, imposition or impairment that could not reasonably be expected to have a Material Adverse Effect.
3.8 SEC Filings. The ALHC Common Stock is the only class or securities of ALHC registered under the Exchange Act. To the best knowledge of the current management of ALHC, ALHC has filed all forms, reports or other documents (the “ALHC SEC Reports”) required to be filed with the SEC since September 30, 2005. The ALHC SEC Reports
(i) were prepared in accordance, and complied as of their respective dates in all material respects, with the requirements of the Securities Act or the Exchange Act, as the case may be, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
ALHC has filed with the SEC as exhibits to the ALHC SEC Reports all agreements, contracts and other documents or instruments required to be filed, and such exhibits are correct and complete copies of such agreements, contracts and other documents or instruments. ALHC Subsidiaries are not required to file any forms, reports or other documents with the SEC under the Exchange Act.

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3.9 Financial Statements; Absence of Undisclosed Liabilities.
3.9.1 ALHC Financial Statements. ALHC has previously delivered to AUSA complete and correct copies of (i) the audited consolidated balance sheet of ALHC at September 30, 2007 and audited consolidated statements of income, cash flows and stockholders’ equity of ALHC for the year then ended, audited by Murrell, Hall, McIntosh & Co. PLLP of Oklahoma City, Oklahoma, and (ii) unaudited consolidated balance sheet of ALHC (the “ALHC Balance Sheet”) at June 30, 2008 (the “ALHC Balance Sheet Date”) and unaudited consolidated statements of income, cash flow, and stockholders’ equity of AUSA for the nine months then ended (the financial statements described in sections (i) and (ii) are collectively referred to as the “ALHC Financial Statements”), all of which have been prepared from the books and records of ALHC in accordance with GAAP consistently applied and maintained throughout the periods indicated (except as may be indicated in the notes thereto) and fairly present in all material respects the financial condition of ALHC at their respective dates and the results of the ~~ALHC’~~ALHC’s operations and cash flows for the periods covered thereby. Such statements of income do not contain any items of special or nonrecurring revenue or income or any revenue or income not earned in the Ordinary Course of Business, except as expressly specified therein.
3.9.2 No Undisclosed Liabilities. Except as and to the extent reflected or reserved against on the ALHC Balance Sheet, and except for liabilities that will not have a Material Adverse Effect, ALHC did not have, as of the ALHC Balance Sheet Date, any liabilities, debts or obligations (whether absolute, accrued, contingent or otherwise) of any nature that would be required as of such date to have been included on a balance sheet prepared in accordance with GAAP. Since the ALHC Balance Sheet Date, ALHC has not incurred or suffered to exist any liability, debt or obligation (whether absolute, accrued, contingent or otherwise), except liabilities, debts and obligations incurred in the Ordinary Course of Business, consistent with past practice, none of which will have a Material Adverse Effect or incurred in connection with this Agreement and the transactions contemplated herein. Other than the transactions contemplated by this Agreement, and as disclosed in Section 3.26 of the ALHC Disclosure Schedule, since the ALHC Balance Sheet Date, there has been no material adverse change in the business, operations, assets (including intangible assets), condition (financial or otherwise), liabilities or results of operations of ALHC and its Subsidiaries, taken as a whole, and no event has occurred which is reasonably likely to cause any such material adverse change.
3.9.3 ALHC Receivables. All receivables of ALHC and the ALHC Subsidiaries (including accounts receivable, loans receivable and advances) that are reflected in the ALHC Balance Sheet and all receivables that have arisen after the ALHC Balance Sheet Date and prior to the Closing, have arisen or will have arisen only from bona fide transactions in the Ordinary Course of Business and shall be fully collectible at the aggregate recorded amounts thereof (except to the extent of appropriate reserves therefor established in accordance with prior practice and GAAP) and are not and will not be subject to defense, counterclaim or offset.
3.10 Certain Other Financial Representations. Since the ALHC Balance Sheet Date, ALHC’s accounts payable have been accrued and paid in a manner consistent with the prior practices of ALHC.
3.11 Absence of Changes. Except as disclosed in the ALHC Financial Statements or as set forth in Section 3.11 of the ALHC Disclosure Schedule, since the ALHC Balance Sheet Date, ALHC and ALHC Subsidiaries have conducted their business only in the Ordinary Course of Business and ALHC has not:
(i) amended or otherwise modified its Governing Documents;
(ii) issued or sold or authorized for issuance or sale, or granted any options or warrants or amended or modified in any respect any previously granted option or warrant or made other agreements (other than this Agreement) of the type referred to in Section 3.4 with respect to, any shares of its capital stock or any other of its securities, or altered any term of any of its outstanding securities or made any change in its outstanding shares of capital stock or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise or redeemed, purchased or otherwise acquired any of its or AUSA’s capital stock or agreed to do any of the foregoing (whether or not legally enforceable);

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(iii) recorded or accrued any item of revenue, except as a result of the provision of services in the Ordinary Course of Business and consistent with prior practice;
(iv) incurred any indebtedness for borrowed money, entered into any lease that should be capitalized in accordance with GAAP or subjected to any encumbrance or other restriction any of its properties, business or assets except encumbrances or other restrictions that could not reasonably be expected to have a Material Adverse Effect;
(v) discharged or satisfied any encumbrance, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on ALHC Balance Sheet as of the ALHC Balance Sheet Date and current liabilities incurred since that date in the Ordinary Course of Business and consistent with prior practice;
(vi) sold, transferred, leased to others or otherwise disposed of any material properties or assets or purchased, leased from others or otherwise acquired any material properties or assets except in the Ordinary Course of Business;
(vii) canceled or compromised any debt or claim or waived or released any right of substantial value;
(viii) terminated or received any notice of termination of any contract, lease, license or other agreement or any Governmental License, or suffered any damage, destruction or loss (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect;
(ix) made any change in the rate of compensation, commission, bonus or other remuneration payable, or paid, agreed, or promised (in writing or otherwise) to pay, provide or modify, conditionally or otherwise, any bonus, extra compensation, pension, severance or vacation pay or any other benefit or perquisite of any other kind, to any director, officer, employee, salesman or agent of ALHC or any of the ALHC Subsidiaries, except in the Ordinary Course of Business consistent with prior practice and pursuant to or in accordance with plans disclosed in Section 3.11(a) of the ALHC Disclosure Schedule that were in effect as of the ALHC Balance Sheet Date;
(x) made any increase in or commitment (whether or not legally enforceable) to increase or communicated any intention to increase any employee benefits, adopted or made any commitment to adopt any additional employee benefit plan or made any contribution, other than regularly scheduled contributions, to any ALHC Plan (as defined in Section 3.14~~.1~~);
(xi) lost the employment services of a senior manager or other employee of equal or higher ranking;
(xii) made any loan or advance to any Person other than travel and other similar routine advances in the Ordinary Course of Business consistent with past practice, or acquired any capital stock or other securities of any other corporation or any ownership interest in any other business enterprise;

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(xiii) instituted, settled or agreed to settle any material litigation, action or proceeding before any court or governmental body relating to ALHC or its properties or assets;
(xiv) entered into any transaction, contract or commitment other than in the Ordinary Course of Business;
(xv) changed any accounting practices, policies or procedures utilized in the preparation of ALHC Financial Statements (including procedures with respect to revenue recognition, payment of accounts payable or collection of accounts receivable); or
(xvi) entered into any agreement or made any commitment to take any of the types of action described in subparagraphs (i) through (xv) of this Section 3.11.
3.12 Tax Matters.
3.12.1 Tax Returns; Tax Payments. ALHC represents that, other than as disclosed in Section 3.12.1 of the ALHC Disclosure Schedule, ALHC has timely filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by it. All such Tax Returns are complete and correct in all material respects (except to the extent a reserve has been established as reflected in the ALHC Balance Sheet). ALHC has timely paid and discharged all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and has paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required), and there are no other Taxes that would be due if asserted by a taxing authority, except with respect to which ALHC is maintaining reserves unless the failure to do so could not have a Material Adverse Effect. Except as does not involve or would not result in liability to ALHC that could have a Material Adverse Effect,
(i) there are no tax liens on any assets of ALHC or the ALHC Subsidiaries;
(ii) ALHC has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax;
(iii) no unpaid (or unreserved) deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority with respect to ALHC and the ALHC Subsidiaries;
(iv) there are no pending or, to the knowledge of ALHC, threatened audits, investigations or claims for or relating to any liability in respect of Taxes of ALHC and the ALHC Subsidiaries; and
(v) ALHC has not requested any extension of time within which to file any currently unfiled Tax Returns.
The accruals and reserves for Taxes (including deferred taxes) reflected in the ALHC Balance Sheet are in all material respects adequate to cover all Taxes accruable through the date thereof (including Taxes being contested) in accordance with GAAP.

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3.12.2 Other Related Tax Matters. ALHC represents that, other than as disclosed in Section 3.12.2 of the ALHC Disclosure Schedule and other than with respect to items the inaccuracy of which could not have a Material Adverse Effect:
(i) ALHC has not filed or been included in a combined, consolidated or unitary return (or substantial equivalent thereof) of any Person other than ALHC;
(ii) ALHC is not liable for Taxes of any Person other than ALHC, or currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any tax sharing agreement or any other agreement providing for payments by ALHC with respect to Taxes;
(iii) ALHC is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for United States federal income tax purposes;
(iv) ALHC is not a party to any agreement, contract, arrangement or plan that would result (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code;
(v) Each of ALHC and the ALHC Subsidiaries is not a “consenting corporation” under Section 341(f) of the Code or any corresponding provision of state, local or foreign law; and
(vi) Each of ALHC and the ALHC Subsidiaries has not made an election nor is it required to treat any of its assets as owned by another Person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code (or any corresponding provision of state, local or foreign law).
3.13 Employee Related Matters.
3.13.1 Employees; Employment Practices. Except as set forth in Section 3.13.1 of the ALHC Disclosure Schedule:
(i) ALHC and the ALHC Subsidiaries have satisfactory relationships in all material respects with their employees.
(ii) Each of ALHC and the ALHC Subsidiaries is and has been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including any law, rule or regulation relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees, and each of ALHC and ALHC Subsidiaries is not or has not engaged in any unfair labor practices, except to the extent a failure to so comply could not, alone or together with any other failure, have a Material Adverse Effect.
(iii) No collective bargaining agreement with respect to the business of ALHC and the ALHC Subsidiaries are currently in effect or being negotiated. ALHC and the ALHC Subsidiaries do not have any obligation to negotiate any such collective bargaining agreement. There are no labor unions representing, purporting to represent or attempting to represent any employee of ALHC or any of ALHC Subsidiaries.

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(iv) There are no strikes, slowdowns or work stoppages pending or, to the best of ALHC’s knowledge, threatened with respect to the employees of ALHC or any of the ALHC Subsidiaries, nor has any such strike, slowdown or work stoppage occurred or, to the best of ALHC’s knowledge, been threatened. There is no representation claim or petition or complaint pending before the National Labor Relations Board or any state or local labor agency and, to the best of ALHC’s knowledge, no question concerning representation has been raised or threatened respecting the employees of ALHC or any of the ALHC Subsidiaries.
(v) To the best of ALHC’s knowledge, no charges with respect to or relating to the business of ALHC and any of the ALHC Subsidiaries are pending before the Equal Employment Opportunity Commission, or any state or local agency responsible for the prevention of unlawful employment practices, which could reasonably be expected to have a Material Adverse Effect.
3.13.2 Governmental Contracts. Except as set forth in Section 3.13.2 of ALHC Disclosure Schedule, ALHC and the ALHC Subsidiaries is not a contractor or subcontractor with obligations under any federal, state or local government contract.
3.13.3 No Benefit Plan Liabilities. Except as set forth in Section 3.13.3 of ALHC Disclosure Schedule, each of ALHC and the ALHC Subsidiaries has not or could not have any material liability, whether absolute or contingent, including any obligations under any of the ALHC Plans described in Section 3.14 of the ALHC Disclosure Schedule, with respect to any misclassification of a Person as an independent contractor rather than as an employee.
3.13.4 List of Employment Agreements. Section 3.13.4 of ALHC Disclosure Schedule contains a complete and correct list of all executive employment agreements with any Persons employed or retained by ALHC or any of the ALHC Subsidiaries in an executive officer capacity, complete and correct copies of which have been publicly disclosed and otherwise made available to AUSA.
3.14 Benefit Plans. Section 3.14 of ALHC Disclosure Schedule contains a complete and correct list of all employee benefit plans of which ALHC, the ALHC Subsidiaries and any of their affiliates are the plan sponsor and under which any one of them has a contribution obligation (“ALHC Plans”) under and subject to the provisions of ERISA) and that are subject to the ERISA. ALHC and the ALHC Subsidiaries are in substantial compliance with ERISA and the applicable provisions of the Code and the failure to comply would not reasonably be expected to have a Material Adverse Effect. AUSA has delivered to ALHC:
(i) all documents that set forth the terms of each ALHC Plan, including (A) all plan descriptions and summary plan descriptions of ALHC Plans for which AUSA is required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding ALHC Plans for which a plan description or summary plan description is not required;
(ii) all insurance policies purchased by or to provide benefits under any ALHC Plan;
(iii) all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any ALHC Plan;
(iv) all reports submitted within the four years preceding the date of this Agreement by third-party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any ALHC Plan;

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(v) all notifications to employees of their rights under ERISA Section 601 et seq. and Code Section 4980B;
(vi) the Form 5500 filed in each of the most recent three plan years with respect to each ALHC Plan, including all schedules thereto and the opinions of independent accountants;
(vii) all notices that were given by ALHC or any ALHC Plan to the IRS, the PBGC, or any participant or beneficiary, pursuant to statute, within the four years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this Section 3.14.
3.15 Title to Properties. Except as set forth in Section 3.15 of the ALHC Disclosure Schedule, each of ALHC and the ALHC Subsidiaries has good and indefeasible title to all of their properties and assets, free and clear of all encumbrances, except liens for taxes not yet due and payable and such encumbrances or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which could not reasonably be expected to have a Material Adverse Effect, and except for encumbrances which secure indebtedness reflected in ALHC Balance Sheet.
3.16 Compliance with Laws; Legal Proceedings.
3.16.1 Legal Compliance. ALHC and the ALHC Subsidiaries are not in violation of, or in default with respect to, any applicable statute, regulation, ordinance, writ, injunction, order, judgment, decree or any Governmental License, including any federal state or local law regarding or relating to trespass or violations of privacy rights, which violation or default could reasonably be expected to have a Material Adverse Effect.
3.16.2 Legal Proceedings. Except as set forth in Section 3.16.2 of the ALHC Disclosure Schedule, there is no order, writ, injunction, judgment or decree outstanding and no legal, administrative, arbitration or other governmental proceeding or investigation pending or, to the best of the knowledge of ALHC, threatened, and there are no claims (including unasserted claims of which ALHC is aware) against ALHC or the ALHC Subsidiaries or any of their respective properties, assets or businesses. There is no legal, administrative or other governmental proceeding or investigation pending or, to the best of the knowledge of ALHC, threatened against the ALHC or the ALHC Subsidiaries or any of their directors or officers, as such, that relate to this Agreement, the Merger or the other transactions contemplated by this Agreement.
3.17 Brokers. Except as set forth in Section 3.17 of the ALHC Disclosure Schedule, n~~N~~o broker, finder or investment advisor acted directly or indirectly as such for ALHC or any shareholder of ALHC in connection with this Agreement or the Merger, and no broker, finder, investment advisor or other Person is entitled to any fee or other commission, or other remuneration, in respect thereof based in any way on any action, agreement, arrangement or understanding taken or made by or on behalf of ALHC or any shareholder of ALHC.
3.18 Intellectual Property.
3.18.1 Ownership and Right to Use. ALHC and the ALHC Subsidiaries own, or are licensed or otherwise possesses legally enforceable rights to use, all patents, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are used in the business of ALHC and the ALHC Subsidiaries as currently conducted, except as could not reasonably be expected to have a Material Adverse Effect.

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3.18.2 Transferability. Except as disclosed in Section 3.18.2 of the ALHC Disclosure Schedule or as could not reasonably be expected to have a Material Adverse Effect:
(i) ALHC and the ALHC Subsidiaries are not and will not be as a result of the execution and delivery of this Agreement or the performance of their obligations under this Agreement, in violation of any licenses, sublicenses and other agreements that ALHC or any of the ALHC Subsidiaries is a party and pursuant to which ALHC or any of its Subsidiaries is authorized to use any patents, trademarks, service marks or copyrights owned by others (“ALHC Third-Party Intellectual Property Rights”);
(ii) No claims with respect to the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor owned by ALHC or any of the ALHC Subsidiaries (the “ALHC Intellectual Property Rights”), any trade secret material to ALHC or any of the ALHC Subsidiaries, or ALHC Third-Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of ALHC Third-Party Intellectual Property Rights by or through ALHC or any of the ALHC Subsidiaries, are currently pending or, to the best of the knowledge of ALHC, have been threatened by any Person; or
(iii) ALHC does not know of any valid grounds for any bona fide claims (1) to the effect that the sale, licensing or use of any product or service as now sold, licensed or used, or proposed for sale, license or use by ALHC or any of the ALHC Subsidiaries infringes on any copyright, patent, trademark, service mark or trade secret; (2) against the use by ALHC or any of the ALHC Subsidiaries of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of ALHC or any of the ALHC Subsidiaries as currently conducted or as proposed to be conducted; (3) challenging the ownership, validity or effectiveness of any of ALHC Intellectual Property Rights or other trade secret material to ALHC or any of the ALHC Subsidiaries; or (4) challenging the license or legally enforceable right to use of ALHC Third-Party Intellectual Rights by ALHC or any of the ALHC Subsidiaries.
3.18.3 No Infringement. To the best of the knowledge of ALHC, there is no material unauthorized use, infringement or misappropriation of any of ALHC Intellectual Property Rights by any third party, including any employee or former employee of ALHC or any of the ALHC Subsidiaries.
3.19 Insurance. Except as set forth in Section 3.19 of the ALHC Disclosure Schedule, all material fire and casualty, general liability, business interruption, product liability and other insurance policies maintained by ALHC and the ALHC Subsidiaries are with reputable insurers, provide adequate coverage for all normal risks incident to assets, properties and business operations of ALHC and the ALHC Subsidiaries, and are in character and amount at least equivalent to that carried by Persons engaged in a business subject to the same or similar perils or hazards.

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3.20 Contracts, Etc. Set forth on Section 3.20 of the ALHC Disclosure Schedule is a complete and correct list of each of the following agreements, leases and other instruments, both oral and written, to which ALHC or any one of the ALHC Subsidiaries is a party or by which ALHC, any one of the ALHC Subsidiaries or its properties or assets are bound:
(i) each service or other similar type of agreement under which services are provided by any other Person to ALHC or any of the ALHC Subsidiaries that is material to the business of ALHC or any of the ALHC Subsidiaries taken as a whole;
(ii) each agreement that restricts the operation of the business of ALHC or any of the ALHC Subsidiaries or the ability of ALHC or any one of the ALHC Subsidiaries to solicit customers or employees;
(iii) each operating lease (as lessor, lessee, sublessor or sublessee) that is material to ALHC or any of the ALHC Subsidiaries taken as a whole of any real or tangible personal property or assets;
(iv) each agreement under which services are provided by ALHC or any of the ALHC Subsidiaries to any material customer;
(v) each agreement (including capital leases) under which any money has been or may be borrowed or loaned or any note, bond, indenture or other evidence of indebtedness has been issued or assumed (other than those under which there remain no ongoing obligations of ALHC or any one of the ALHC Subsidiaries), and each guaranty of any evidence of indebtedness or other obligation, or of the net worth, of any Person (other than endorsements for the purpose of collection in the Ordinary Course of Business);
(vi) each partnership, joint venture or similar agreement;
(vii) each agreement containing restrictions with respect to the payment of dividends or other distributions in respect of the capital stock of ALHC or any one of the ALHC Subsidiaries;
(viii) each agreement to make unpaid capital expenditures in excess of $25,000;
(ix) each agreement providing for accelerated or special payments as a result of the Merger, including any shareholder rights plan or other instrument commonly referred as a “poison pill.”
A complete and correct copy of each written agreement, lease or other type of document, and a true, complete and correct summary of each oral agreement, lease or other type of document, required to be disclosed pursuant to this Section 3.20 has been made available to AUSA. Furthermore, each agreement, lease or other type of document required to be disclosed pursuant to Sections 3.13, 3.14 or 3.20 to which ALHC or any one of the ALHC Subsidiaries is a party or by which ALHC or any one of the ALHC Subsidiaries or its properties or assets are bound (collectively, the “ALHC Contracts”), except those ALHC Contracts the loss of which could reasonably be expected to not have a Material Adverse Effect, is valid, binding and in full force and effect and is enforceable by ALHC or any one of the ALHC Subsidiaries in accordance with its terms. ALHC and the ALHC Subsidiaries are not (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any of the ALHC Contracts, and, to the best of the knowledge of ALHC, no other party to any of the ALHC Contracts is (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any of the ALHC Contracts, where such breach or default could reasonably be expected to have a Material Adverse Effect. To the knowledge of ALHC, neither ALHC nor any of the ALHC Subsidiaries has received notice, written or oral, of or any threatened termination by any third party to any of ALHC Contracts or become aware of any intend of a third party to any ALHC Contracts not to renew or, if currently being rebid, re-award any of ALHC Contracts. No existing or completed agreement to which ALHC or any one of the ALHC Subsidiaries is a party is subject to renegotiation with any governmental body.

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3.21 Permits, Authorizations, Etc. Section 3.21 of the ALHC Disclosure Schedule sets forth all Governmental Licenses and each other material approval, authorization, consent, license, certificate, order or other permit of any governmental agencies, whether federal, state, local or foreign, necessary to enable ALHC and each of the ALHC Subsidiaries to own, operate and lease its properties and assets as and where such properties and assets are owned, leased or operated and to provide service and carry on its business as presently provided and conducted (collectively, the “ALHC Permits”) or required to permit the continued conduct of such business following the Merger in the manner conducted on the date of this Agreement (indicating in each case whether or not the consent of any Person is required for the consummation of the transactions contemplated by this Agreement). ALHC and the ALHC Subsidiaries have all necessary ALHC Permits of all governmental agencies, whether federal, state, local or foreign, all of which are valid and in good standing with the issuing agencies and not subject to any proceedings for suspension, modification or revocation, except for such ALHC Permits which could not reasonably be expected to have a Material Adverse Effect.
3.22 Environmental Matters. Each of ALHC and the ALHC Subsidiaries does not engage in any activities that give rise to any kind of release of hazardous substances into the environment and that could reasonably be expected to have a Material Adverse Effect. To the knowledge of ALHC, ALHC and the ALHC Subsidiaries are in compliance with all federal, state or local law (including common law), statute, ordinance, rule, regulation, code, or other requirement relating to the environment, natural resources, or public or employee health and safety except for such failure to be in compliance that could not reasonably be expected to have Material Adverse Effect.
3.23 ALHC Acquisitions. Section 3.23 of the ALHC Disclosure Schedule contains a complete and correct list of all agreements (“ALHC Acquisition Agreements”) executed by ALHC and the ALHC Subsidiaries pursuant to which ALHC acquired or agreed to acquire all or any part of the stock or assets (including any customer list) of any Person since September 30, 2007. ALHC and the ALHC Subsidiaries do not have any further obligation or liability under any of the ALHC Acquisition Agreements or as a result of the transactions provided for in the ALHC Acquisition Agreement, except as described in reasonable detail in Section 3.23 of the ALHC Disclosure Schedule.
3.24 Books and Records. All accounts, books, ledgers and official and other records prepared and kept by ALHC and the ALHC Subsidiaries have been properly kept and completed in all material respects, and there are no material inaccuracies or discrepancies contained or reflected therein. Such records of ALHC and the ALHC Subsidiaries are located at ~~ALHC’~~ALHC’S offices in Atlanta, Georgia and Norman, Oklahoma.
3.25 Certain Payments. Neither ALHC and any of the ALHC Subsidiaries nor any of their directors, officers, agents, or employees and, to the knowledge of ALHC, any other Person associated with or acting for or on any of their behalf, has directly or indirectly
(i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property, or services (a) to obtain favorable treatment in securing business, (b) to pay for favorable treatment for business secured, (c) to obtain special concessions or for special concessions already obtained, for or in respect of ALHC or any affiliate of ALHC, or (d) in violation of any legal requirement, or

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(ii) established or maintained any fund or asset that has not been recorded in the books and records of ALHC or one of the ALHC Subsidiaries.
3.26 Customers; Customer Relationships. Except as disclosed on Section 3.26 of the ALHC Disclosure Schedule, to the knowledge of ALHC, there are no facts or circumstances that are likely to result in the loss of any client or customer of ALHC and ALHC Subsidiaries that, in each case, could result in a Material Adverse Effect or a material change in the relationship of ALHC and the ALHC Subsidiaries with any client or customer.
3.27 Accuracy of Representations, Warranties and Covenants. No representation, covenant or warranty by ALHC in this Agreement and, to the actual acknowledge of ALHC, no written information, agreements or documents furnished to AUSA by ALHC in connection with the Merger and the other transactions contemplated in this Agreement, contain or will contain any untrue statement of a material fact or omits or will omit to contain a material fact necessary in order to make the statement or information contained in this Agreement or in any such information, agreements or documents, in light of the circumstances under which statement or omission was made, not misleading.
3.28 ALHC Registration Statement. Subject to the accuracy of the representations of AUSA in Section 2.28, the information contained in the Registration Statement and the Information Statement/Prospectus other than AUSA Information supplied by AUSA (collectively, the “ALHC Information”) will not, on the date effective date of the Registration Statement (or any amendment thereof or supplement thereto), contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which it shall be omitted, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Registration Statement that shall have become false or misleading. If at any time prior to the Effective Time any event relating to ALHC or any of its respective Affiliates, officers or directors should be discovered by ALHC which should be set forth in a supplement to the Registration Statement or Information Statement, ALHC shall promptly inform AUSA. The Registration Statement and Information Statement/Prospectus shall comply in all material respects with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, ALHC makes no representation or warranty with respect to any of AUSA Information which is contained or incorporated by reference in, or furnished in connection with the preparation of, the Registration Statement and Information Statement/Prospectus.

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ARTICLE IV
CONDUCT OF BUSINESS PENDING THE CLOSING
4.1 Conduct of Business by AUSA Pending the Closing. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing (should there be any time between the effective date of this Agreement and the Closing), AUSA covenants and agrees to cause AUSA to conduct its business, and cause the businesses of the AUSA Subsidiaries to be conducted, in the Ordinary Course of Business and consistent with past practice, other than actions taken by AUSA or the AUSA Subsidiaries in contemplation of the Merger in accordance with this Agreement or otherwise described in the Registration Statement, and AUSA shall not directly or indirectly do, or cause or allow any of AUSA or any of the AUSA Subsidiaries to do or propose to do, or propose to do, any of the following without the prior written consent of ALHC:
(i) To conduct its business only in, and shall not take any action except in, the Ordinary Course of Business and in a manner consistent with past practice;
(ii) To use reasonable commercial efforts to preserve substantially intact the business organization of AUSA and the AUSA Subsidiaries;
(iii) To keep available the services of the present officers, employees, agents and consultants of AUSA and the AUSA Subsidiaries; and
(iv) To preserve the present relationships of AUSA and the AUSA Subsidiaries with customers, suppliers and other Persons with whom AUSA and the AUSA Subsidiaries has material business relations.
By way of amplification and not limitation, except as contemplated by this Agreement, AUSA shall not permit and prevent AUSA and the AUSA Subsidiaries, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, directly or indirectly do, or propose to do, any of the following without the prior written consent of ALHC:
(a) To amend or otherwise change the Governing Documents of AUSA and the AUSA Subsidiaries;
(b) To issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in AUSA or any of its Affiliates, other than pursuant to and in accordance with the terms of the options, warrants and other rights to acquire AUSA common stock shares as listed and identified in Section 2.4 of the AUSA Disclosure Schedule;
(c) Except in connection with the sale of surplus office equipment and furniture, to sell, transfer, lease to others or otherwise dispose of or subject to any encumbrance any material assets or properties of AUSA, or purchase, lease from others or otherwise acquire any material assets or properties (except for (I) purchases or sales of assets in the Ordinary Course of Business and in a manner consistent with past practice, (II) dispositions of obsolete or worthless assets, and (III) purchases or sales of immaterial assets not in excess of $25,000);
(d) To (I) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, (II) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (III) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any Person to purchase, repurchase, redeem or otherwise acquire, any of its securities, including AUSA Shares or other equity interests or any option, warrant or right, directly or indirectly, to acquire AUSA Shares or other equity interests.
(e) To (I) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (II) except as set forth on Section 2.9.2 of the AUSA Disclosure Schedule, incur any indebtedness for borrowed money, except for borrowings and reborrowing under AUSA’s existing credit facilities or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except in the Ordinary Course of Business consistent with past practice; (III) authorize any capital expenditures or purchases of fixed assets which are, in the aggregate, in excess of the amount set forth in Section 4.1 of AUSA Disclosure Schedule for AUSA; or (IV) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this subparagraph (e);

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(f) To make any change in the rate of compensation, commission, bonus or other remuneration payable, or pay or agree or promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to any director, officer, employee, salesman or agent of AUSA except in the Ordinary Course of Business consistent with prior practice and pursuant to or in accordance with plans disclosed in Section 2.14 of AUSA Disclosure Schedule that were in effect as of the date of this Agreement, or make any increase in or commitment to increase any employee benefits, adopt or make any commitment to adopt any additional employee benefit plan or make any contribution, other than regularly scheduled contributions, to any AUSA Plan;
(g) To take any action to change accounting practices, policies or procedures (including procedures with respect to revenue recognition, payments of accounts payable or collection of accounts receivable);
(h) To make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations, except to the extent the amount of any such settlement has been reserved for in AUSA Financial Statements;
(i) To pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction when due, in the Ordinary Course of Business and consistent with past practice of liabilities reflected or reserved against in AUSA Financial Statements or incurred after AUSA Balance Sheet Date in the Ordinary Course of Business and consistent with past practice;
(j) To enter into any transaction, contract or commitment other than in the Ordinary Course of Business; or
(k) To take, or agree in writing or otherwise to take, any of the actions described in subsections (a) through (j) of this Section 4.1, or any action that would make any of the representations or warranties of AUSA contained in this Agreement untrue or incorrect or prevent AUSA from performing (or causing AUSA to perform) the covenants and agreements of AUSA in this Agreement.

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4.2 Conduct of Business by ALHC Pending the Closing. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, ALHC covenants and agrees that, except as set forth in Section 4.2 of the ALHC Disclosure Schedule or unless AUSA shall otherwise agree in writing, ALHC shall conduct its business, and cause the businesses of the ALHC Subsidiaries to be conducted, in the Ordinary Course of Business and consistent with past practice, other than actions taken by ALHC or the ALHC Subsidiaries in contemplation of the Merger in accordance with this Agreement or otherwise described in the Registration Statement, and shall not directly or indirectly do, or cause or allow any of the ALHC Subsidiaries to do or propose to do, or propose to do, any of the following without the prior written consent of AUSA:
(i) To amend or otherwise change the Governing Documents of ALHC;
(ii) To issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in ALHC or any of its Affiliates, except for the issuance of shares of ALHC Common Stock issuable upon the exercise of the stock options and other commitments listed in Section 3.2 of the ALHC Disclosure Schedule;
(iii) To sell, transfer, lease to others or otherwise dispose of or subject to any encumbrance any material assets or properties owned by it or purchase, lease from others or otherwise acquire any material assets or properties (except for (a) purchases or sales of assets in the Ordinary Course of Business and in a manner consistent with past practice, (b) dispositions of obsolete or worthless assets, and (c) purchases or sales of immaterial assets not in excess of $25,000);
(iv) To (a) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, (b) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (c) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any Person to purchase, repurchase, redeem or otherwise acquire, any of its securities, including shares of ALHC Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of ALHC Common Stock;
(v) To (a) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (b) incur any indebtedness for borrowed money, except for borrowings and reborrowing under its existing credit facilities or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except in the Ordinary Course of Business consistent with past practice; (c) authorize any capital expenditures or purchases of fixed assets which are, in the aggregate, in excess of the amount set forth in Section 4.2 of the ALHC Disclosure Schedule for ALHC and its Subsidiaries taken as a whole; or (d) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by subparagraph (v) of this Section 4.2;
(vi) To make any change in the rate of compensation, commission, bonus or other remuneration payable, or pay or agree or promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to any director, officer, employee, salesman or agent of ALHC or its Subsidiaries except in the Ordinary Course of Business consistent with prior practice and pursuant to or in accordance with plans disclosed in Section 3.14~~.2~~ of the ALHC Disclosure Schedule that were in effect as of the date of this Agreement or make any increase in or commitment to increase any employee benefits, adopt or make any commitment to adopt any additional employee benefit plan or make any contribution, other than regularly scheduled contributions, to any ALHC Plan;
(vii) To take any action to change accounting practices, policies or procedures (including procedures with respect to revenue recognition, payments of accounts payable or collection of accounts receivable);

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(viii) To make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations, except to the extent the amount of any such settlement has been reserved for in ALHC Financial Statements;
(ix) To pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction when due, in the Ordinary Course of Business and consistent with past practice of liabilities reflected or reserved against in ALHC Financial Statements or incurred after the ALHC Balance Sheet Date, in the Ordinary Course of Business and consistent with past practice;
(x) To enter into any transaction, contract or commitment other than in the Ordinary Course of Business; or
(xi) To take, or agree in writing or otherwise to take, any of the actions described in subparagraphs (i) through (x) of this Section 4.2, or any action which would make any of the representations or warranties of ALHC contained in this Agreement untrue or incorrect or prevent ALHC from performing or cause ALHC not to perform its covenants and agreement in this Agreement.
ARTICLE V
ADDITIONAL AGREEMENTS
5.1 Information Statement/Prospectus; Registration Statement; Blue Sky Laws. As promptly as practicable after the execution of this Agreement, and after the furnishing by AUSA and ALHC of all information required to be contained therein (which each agrees to do as promptly as practicable after the date of this Agreement), ALHC and AUSA shall jointly prepare and ALHC shall file with the SEC a Registration Statement on Form S-4 (or on such other form as shall be appropriate), which shall include the Information Statement/Prospectus relating to the adoption of this Agreement and approval of the transactions contemplated in this Agreement by the shareholders of AUSA pursuant to this Agreement, and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. The Information Statement/Prospectus shall include the recommendation of the Board of Directors of AUSA in favor of the Merger and such recommendation shall not be withdrawn modified or changed in a manner adverse to ALHC or Acquisition Corp., except as otherwise permitted or contemplated in this Agreement. As promptly as practicable after filing of the Registration Statement with the SEC, ALHC shall prepare and make such filings as are required under applicable state securities acts, regulations and laws (“Blue Sky Laws”) relating to the transactions contemplated by this Agreement. AUSA shall use reasonable and good faith efforts to assist ALHC as may be necessary to better enable ALHC to comply with all applicable Blue Sky Laws and other securities laws.
5.2 Access to Information; Confidentiality. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such Party is subject (from which such Party shall use reasonable efforts to be released), each of AUSA and ALHC shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other reasonable access, during the period prior to the Closing, to all its properties, books, contracts, commitments and records and, during such period, AUSA and ALHC each shall (and shall cause each of its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other’s business, properties and personnel as either ALHC or AUSA may reasonably request. Each Party shall keep such information confidential.

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5.3 Consents; Approvals. AUSA and ALHC shall and AUSA shall cause the AUSA Subsidiaries to use their reasonable best efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and foreign governmental and regulatory rulings and approvals), and AUSA and ALHC shall and AUSA shall cause the AUSA Subsidiaries to make all filings (including, without limitation, all filings with United States and foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by AUSA and ALHC and the consummation by them of the Merger and the other transactions contemplated by this Agreement.
5.4 Agreements with Respect to Affiliates. Upon execution of this Agreement, AUSA shall deliver to ALHC a letter (the “Affiliate Letter”) identifying all Persons who are, on the Closing Date anticipated to be “Affiliates” of AUSA for purposes of Rule 145 as promulgated under the Securities Act (“Rule 145”). AUSA shall use its reasonable best efforts to cause each Person who is identified as an “affiliate” in the Affiliate Letter to deliver to ALHC, on or before the Closing a written agreement (an “Affiliate Agreement”) in connection with restrictions on Affiliates under Rule 145 in form mutually agreeable to AUSA and ALHC.
5.5 Indemnification and Insurance.
5.5.1 Bylaws and Certificate of Incorporation Indemnification Provisions. The By-Laws and Certificate of Incorporation of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the By-Laws and Certificate of Incorporation of AUSA, which provisions shall not be amended, repealed or otherwise modified for a period of three years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at the Effective Time were directors or officers of AUSA or its Subsidiaries, unless such modification is required after the Effective Time by law.
5.5.2 Indemnification of Officers and Directors. The Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation’s Certificate of Incorporation or By-Laws, indemnify and hold harmless each present and former director or officer of AUSA or any of its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (collectively, “Actions”), (x) arising out of or pertaining to the transactions contemplated by this Agreement, or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in Certificate of Incorporation or By-Laws of AUSA or any applicable contract or agreement as in effect on the date hereof, in each case for a period of three years after the Effective Time; provided, however, that, in the event that any claim or claims for indemnification are asserted or made within such three-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. In the event of any such Action (whether arising before or after the Effective Time), the Indemnified Parties shall promptly notify the Surviving Corporation in writing, and the Surviving Corporation shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Parties. The Indemnified Parties shall have the right to employ separate counsel in any such Action and to participate in (but not control) the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Parties unless (a) the Surviving Corporation has agreed to pay such fees and expenses, (b) the Surviving Corporation shall have failed to assume the defense of such Action or (c) the named parties to any such Action (including any impleaded parties) include both the Surviving Corporation and the Indemnified Parties and such Indemnified Parties shall have been reasonably advised in writing by counsel that there may be one or more legal defenses available to the Indemnified Parties which are in conflict with those available to the Surviving Corporation. In the event such Indemnified Parties employ separate counsel at the expense of the Surviving Corporation pursuant to clauses (b) or (c) of the previous sentence, (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation; (ii) the Indemnified Parties as a group may retain only one law firm to represent them in each applicable jurisdiction with respect to any single Action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Person

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with respect to whom such a conflict exists (or group of such Indemnified Persons why among them have no such conflict) may retain one separate law firm in each applicable jurisdiction; (iii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received; and (iv) the Surviving Corporation will cooperate in the defense of any such Action. The Surviving Corporation shall not be liable for any settlement of any such Action effected without its written consent.
5.5.3 Survival of Provisions. The provisions of this Section 5.5 shall survive the consummation of the Merger at the Effective Time, is intended to benefit AUSA, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties.
5.5.4 Officers’ and Directors’ Liability Insurance. AUSA and ALHC shall, until at least the sixth anniversary of the Effective Time, cause to be maintained in effect, to the extent available, the policies of directors’ and officers’ liability insurance having the same coverage currently in force, but with maximum coverage amounts of no less than $5,000,000, containing terms that are not less advantageous to the insured parties with respect to claims arising from facts that occurred on or prior to the Effective Time, including without limitation all claims based upon, arising out of, directly or indirectly resulting from, in consequence of, or in any way involving the Merger and any and all related events. In lieu of the purchase of such insurance, AUSA may purchase a six (6) year non-cancellable extended reporting period endorsement (“Reporting Tail Coverage”) under AUSA’s existing directors’ and officers’ liability insurance coverage, providing that such Reporting Tail Coverage shall extend the directors’ and officers’ liability coverage in force as of the date hereof for a period of at least three years from the Effective Time for any claim based upon, arising out of, directly or indirectly resulting from, in consequence of, or any way involving acts or omissions occurring or prior to the Effective Time, including without limitation all claims based upon, arising out of, directly or indirectly resulting from, in consequence of, or any way involving this Agreement, all agreements contemplated hereby, the Merger or any and all related events. ALHC shall cooperate with AUSA in obtaining such insurance coverage.
5.6 Notification of Certain Matters. AUSA shall give prompt notice to ALHC, and ALHC shall give prompt notice to AUSA, of the following:
(i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate; or
(ii) any failure of AUSA or ALHC, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

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Provided, however, the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies available to the Party receiving such notice; and provided further, that failure to give such notice shall not be treated as a breach of covenant for the purposes of Section 6.2.2 or 6.3.2 unless the failure to give such notice results in material prejudice to the Party entitled to receive the notice.
5.7 Further Action. Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and other transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The foregoing covenant shall not include any obligation by ALHC to agree to divest, abandon, license or take similar action with respect to any assets (tangible or intangible) of ALHC or AUSA. The foregoing covenant shall not include any obligation by ALHC to agree to divest, abandon, license or take similar action with respect to any assets (tangible or intangible) of ALHC or AUSA other than in contemplation of the Merger in accordance with this Agreement or as described in the Registration Statement. Each of ALHC, Acquisition Corp, and AUSA shall use its commercially reasonable efforts to cause the Merger to qualify, and will not (both before and after consummation of the Merger) take any actions which to its knowledge could reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of Section 368 of the Code and the applicable Treasury Regulations.
5.8 Public Announcements. ALHC and AUSA shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other Party, which shall not be unreasonably withheld; provided, however, that a Party may, without the prior consent of the other Party, issue such press release or make such public statement as may upon the advice of counsel be required by law if it has used all reasonable efforts to consult with the other Party.
5.9 Conveyance Taxes. ALHC and AUSA shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes (other than income taxes) that become payable in connection with the Merger and other transactions contemplated by this Agreement that are required or permitted to be filed on or before the Closing and each of ALHC and AUSA shall be responsible for the payment of its taxes and fees.
5.10 No Solicitation. (a) Upon execution of this Agreement, ALHC and AUSA do not have, or shall immediately terminate, any discussions with any Person concerning an Alternative Acquisition (as defined below). From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, ALHC and AUSA shall not, and shall not permit any of their officers, directors, employees, Affiliates, investment bankers or other agent or other representative to, directly or indirectly, other than in connection with the performance and consummation of the Merger Agreement and the other transactions contemplated in this Agreement,
(i) solicit, engage in discussions or negotiate with any Person (whether such discussions or negotiations are initiated by ALHC or AUSA, such other Person or otherwise) or take any other action intended or designed to facilitate the efforts of any Person relating to the possible acquisition of AUSA or ALHC (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its capital stock or assets (with any such efforts by any such Person, including a firm proposal to make such an acquisition, being referred to as an “Alternative Acquisition”),

AGREEMENT AND PLAN OF MERGER	Page 42

(ii) provide information with respect to ALHC or AUSA to any Person relating to a possible Alternative Acquisition by any Person,
(iii) enter into an agreement with any Person providing for a possible Alternative Acquisition, or
(iv) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any Person.
(b) Notwithstanding the foregoing, the restrictions set forth in Section 5.10(a) shall not prevent AUSA or its Board of Directors, to the extent such Board of Directors determines, in good faith (after consultation with independent legal advisors), that such Board of Directors’ fiduciary duties under applicable law require it to do so, from (A) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited, bona fide, written Alternative Acquisition by such person or entity or recommending an unsolicited, bona fide, written Alternative Acquisition by such person or entity to the shareholders of AUSA, if and only to the extent that
(1) the Board of Directors of AUSA determines in good faith (after consultation with independent financial and legal advisors) that such Alternative Acquisition is reasonably capable of being completed on the terms proposed and, after taking into account the strategic benefits anticipated to be derived from the Merger and the long-term prospects of ALHC and AUSA as a combined company, would, if consummated, result in a transaction more favorable to AUSA’s shareholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Alternative Acquisition being referred to in this Agreement as a “Superior Proposal”) and the Board of Directors of ALHC determines in good faith (after consultation with independent legal advisors) that such action is necessary for such Board of Directors to comply with its fiduciary duties to shareholders under applicable law and
(2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity,
(x) such Board of Directors receives from such person or entity an executed confidentiality agreement with terms no less favorable to AUSA and no more favorable to such person or entity than those terms contained in the Confidentiality and Non-Disclosure Agreement dated April 11, 2008 between ALHC and AUSA (the “Nondisclosure Agreement”),
(y) such non-public information has been previously delivered to ALHC, and
(z) AUSA advises ALHC in writing of such disclosure or discussions or negotiations, including the person or entity to whom disclosed or with whom discussions or negotiations will occur; or (B) complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Alternative Acquisition. AUSA shall ensure that the officers, directors and Affiliates of AUSA and AUSA Subsidiaries and any investment banker or other financial advisor or representative retained by AUSA or any of the AUSA Subsidiaries are aware of the restrictions described in this Section 5.10. Without limiting the foregoing, it is understood that any violations of the restrictions set forth in this Section 5.10 by any officer, director, employee, financial advisor, attorney, representative, subsidiary or agent of AUSA, when acting on behalf of AUSA or any of the AUSA Subsidiaries, shall be deemed to be a breach of this Section 5.10 by AUSA.

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(c) AUSA shall notify ALHC immediately after receipt by AUSA (or its advisors) of any Alternative Acquisition or any request for non-public information in connection with an Alternative Acquisition or for access to the properties, books or records of AUSA or any of its subsidiaries by any person or entity that informs such party that it is considering making, or has made, an Alternative Acquisition. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the person or entity and the terms and conditions of such proposal, inquiry or contact. AUSA shall continue to keep ALHC informed, on a current basis, of the status of any such discussions or negotiations and the terms being discussed or negotiated.
(d) In addition to the foregoing, AUSA shall not accept or enter into any agreement, letter of intent or similar document concerning an Alternative Acquisition for a period of not less than seventy two (72) hours after ALHC’s receipt of a notice of the material terms of such Alternative Acquisition and the identity of the person or entity making such Alternative Acquisition, and during such seventy two (72) hour period AUSA shall negotiate with ALHC in good faith any proposal submitted to AUSA by ALHC which addresses such Alternative Acquisition.
5.11 Registration of Certain Affiliate Owned Shares. As soon as practicable after the Effective Time, ALHC shall cause the ALHC Common Stock shares issued to The Peter W. Nauert Revocable Trust (the “Nauert Shares”) and Ian R. Stuart (the “Stuart Shares”) in accordance with and pursuant to this Agreement to be registered under the Securities Act pursuant to a registration statement on Form S-3 (or any successor or other appropriate form). ALHC shall use its best efforts to cause the effectiveness of such registration statement (and the current status of the prospectus or prospectuses contained therein) to be maintained for so long as any of the Nauert Shares or any of the Stuart Shares do not qualify for resale pursuant to Rule 144 or 145 promulgated under the Securities Act. The benefits of this Section 5.11 shall attach to the Nauert Shares and Stuart Shares and shall be for the benefit of The Peter W. Nauert Revocable Trust or Ian R. Stuart and any subsequent holder or holders of the Nauert Shares or Stuart Shares. The costs and expenses of the registration of the Nauert Shares and Stuart Shares shall be paid by The Peter W. Nauert Revocable Trust and Stuart Shares proportionately based under the number of Nauert Shares and Stuart Shares included in the registration statement and initially filed with the SEC
ARTICLE VI
CONDITIONS TO THE CLOSING
6.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each Party to consummate the Merger and the other transactions contemplated in this Agreement shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
6.1.1 Governmental Actions. There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, domestic or foreign, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, or any other legal restraint
(i) preventing or seeking to prevent consummation of the Merger and the other transactions contemplated in this Agreement,

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(ii) prohibiting or seeking to prohibit or limiting or seeking to limit ALHC from exercising all material rights and privileges pertaining to its ownership of AUSA or the ownership or operation by ALHC or any of the ALHC Subsidiaries or all or a material portion of the business or assets of ALHC or any of the ALHC Subsidiaries, or
(iii) compelling or seeking to compel ALHC or any of the ALHC Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of ALHC or any of the ALHC Subsidiaries, as a result of the Merger or the transactions contemplated by this Agreement.
6.1.2 Illegality. No statute, rule, regulation or order shall be enacted, entered, enforced or deemed applicable to the Merger and the other transactions contemplated in this Agreement that makes the consummation of the Merger or other such transactions illegal.
6.1.3 Opinion of Counsel. ALHC and AUSA shall have received the written opinion of Dunn Swan & Cunningham, in form reasonably satisfactory to ALHC and AUSA, as to customary corporate and legal matters relating to ALHC, Acquisition Corp and AUSA, this Agreement and the transaction contemplated in this Agreement.
6.1.4 Tax Opinion. ALHC and AUSA shall have received a written opinion of Dunn Swan & Cunningham, in form and substance reasonably satisfactory to each of them to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code. Each Party agrees to make all representations and covenants reasonably requested by Dunn Swan & Cunningham in connection with the rendering of such opinion.
6.1.5 Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Information Statement/Prospectus shall have been initiated or threatened by the SEC.
6.1.6 AUSA Shareholder Approval. AUSA shall have obtained the approval of this Agreement and the transactions contemplated in this Agreement by the holders of not less than a majority of the AUSA Shares.
6.2 Additional Conditions to Obligations of ALHC. The obligations of ALHC to consummate the Merger and the other transactions contemplated in this Agreement are also subject to the following conditions:
6.2.1 Representations and Warranties. The representations and warranties of AUSA contained in this Agreement and in AUSA Disclosure Schedule shall be true and correct in all respects on and as of the Closing with the same force and effect as if made on and as of the Closing, except for
(i) changes contemplated by this Agreement, including the Access HealthSource Divesture,

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(ii) those representations and warranties that address matters only as of a particular date (that shall have been true and correct as of such date, subject to clause (iii)), or
(iii) where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect, and ALHC shall have received a certificate dated as of the Closing to such effect signed by the Chief Executive Officer of AUSA.
6.2.2 Agreements and Covenants. AUSA shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by AUSA on or prior to the Closing, and ALHC shall have received a certificate dated as of the Closing to such effect signed by the Chief Executive Officer of AUSA.
6.2.3 Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by AUSA for the authorization, execution and delivery of this Agreement, the consummation by it of the Merger and other transactions contemplated by this Agreement and the continuation in full force and effect of any and all material rights, documents, agreements or instruments of AUSA shall have been obtained and made by AUSA, except where the failure to receive such consents, waivers, approvals, authorizations or orders would not reasonably be expected to have a Material Adverse Effect on AUSA and any of the AUSA Subsidiaries.
6.2.4 Access HealthSource Divesture. AUSA shall have completed the Access HealthSource Divesture and all of the related liabilities shall have been paid and satisfied.
6.2.5 Deliveries at Closing. All deliveries required to be made by AUSA to ALHC at Closing shall have been made at Closing.
6.3 Additional Conditions to Obligations of AUSA. The obligations of AUSA to consummate the Merger and the other transactions contemplated in this Agreement are also subject to the following conditions:
6.3.1 Representations and Warranties. The representations and warranties of ALHC contained in this Agreement and the ALHC Disclosure Schedule shall be true and correct in all respects on and as of the Closing with the same force and effect as if made on and as of the Closing, except for
(i) changes contemplated by this Agreement,
(ii) those representations and warranties that address matters only as of a particular date (that shall have been true and correct as of such date, subject to clause (iii)), or
(iii) where the failure to be true and correct could not reasonably be expected to have a Material Adverse Effect, and AUSA shall have received a certificate dated as of the Closing to such effect signed by the Chief Executive Officer of ALHC.
6.3.2 Agreements and Covenants. ALHC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing, and AUSA shall have received a certificate dated as of the Closing to such effect signed by the Chief Executive Officer of ALHC.

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6.3.3 Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by ALHC for the authorization, execution and delivery of this Agreement, the consummation by it of the Merger and other transactions contemplated by this Agreement and the continuation in full force and effect of any and all material rights, documents, agreements or instruments of ALHC shall have been obtained and made by ALHC, except where the failure to receive such consents, waivers, approvals, authorizations or orders could not reasonably be expected to have a Material Adverse Effect on ALHC and any of the ALHC Subsidiaries.
6.3.4 Deliveries at Closing. All deliveries required to be made by ALHC to AUSA at Closing shall have been made at Closing.
ARTICLE VII
TERMINATION
7.1 Termination. This Agreement may be terminated at any time prior to the Closing as follows:
(i) by mutual written consent duly authorized by the Boards of Directors of ALHC and AUSA; or
(ii) by either ALHC, on the one hand, or AUSA, on the other hand, if the Merger shall not have been consummated by February 28, 2009 (provided that the right to terminate this Agreement under this subparagraph (ii) of this Section 7.1 shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to be consummated on or before such date), notwithstanding any other provision of this Section 7.1; or
(iii) by either ALHC, on the one hand, or AUSA, on the other hand, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a non-appealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting consummation of the Merger (provided that the right to terminate this Agreement under this subparagraph (iii) of this Section 7.1 shall not be available to any Party who has not complied with its obligations under Section 5.3 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action), notwithstanding any other provision of this Section 7.1; or
(iv) by ALHC, on the one hand, or AUSA, on the other hand, if any representation or warranty of AUSA, on the one hand, or ALHC and Acquisition Corp, on the other hand, as appropriate, set forth in this Agreement shall be untrue when made, such that the conditions set forth in Sections 6.2.1 or 6.3.1, as the case may be, would not be satisfied (a “Terminating Misrepresentation”); provided, however, that, if such Terminating Misrepresentation is curable by AUSA or ALHC, as the case may be, through the exercise of its commercially reasonable efforts and for so long as AUSA or ALHC, as the case may be, continues to exercise such reasonable efforts, neither ALHC nor AUSA, respectively, may terminate this Agreement under this subparagraph (iv) of this Section 7.1; or

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(v) by ALHC if any representation or warranty of AUSA shall have become untrue such that the condition set forth in Section 6.2.1 would not be satisfied (an “AUSA Terminating Change”), or by AUSA if any representation or warranty of ALHC shall have become untrue such that the condition set forth in Section 6.3.1 would not be satisfied (a “ALHC Terminating Change” and together with an AUSA Terminating Change, a “Terminating Change”), in either case other than by reason of a Terminating Breach (as hereinafter defined); provided, however, that if any such Terminating Change is curable by AUSA or ALHC, as the case may be, through the exercise of its commercially reasonable efforts, and for so long as AUSA or ALHC, as the case may be, continues to exercise such commercially reasonable efforts, neither ALHC nor AUSA, respectively, may terminate this Agreement under this subparagraph (v) of this Section 7.1;
(vi) by ALHC, on the one hand, or AUSA, on the other hand, upon a breach of any covenant or agreement on the part of AUSA, on the one hand, or ALHC, on the other hand, set forth in this Agreement, such that the conditions set forth in Sections 6.2.2 or 6.3.2, as the case may be, would not be satisfied (a “Terminating Breach”); provided, however, that, if such Terminating Breach is curable by AUSA or ALHC, as the case may be, through the exercise of commercially reasonable efforts and for so long as AUSA or ALHC, as the case may be, continues to exercise such commercially reasonable efforts, neither ALHC nor AUSA, respectively, may terminate this Agreement under this subparagraph (vi) of this Section 7.1; or
(vii) by AUSA if it proposes to accept a Superior Proposal.
7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party or of any of its Affiliates, directors, officers or stockholders, except as set forth in Section 7.3 and Section 8.1. Except as provided in Section 7.3, nothing in this Agreement shall relieve any Party from liability for any breach of this Agreement.
7.3 Fees and Expenses.
7.3.1 Each Party to Bear Own Expenses. Except as otherwise provided in this Section 7.3, all fees and expenses incurred by ALHC, on the one hand, or AUSA, on the other hand, in connection with this Agreement and the transactions contemplated by this Agreement through the earlier of the Closing or termination of this Agreement shall be paid by ALHC if incurred by ALHC or by AUSA if incurred by AUSA, as the case may be, whether or not the Merger is consummated; provided, however, that the costs and expenses of Dunn Swan & Cunningham incurred in connection with the Merger shall be borne and paid equally by each of ALHC and AUSA.
7.3.2 Litigation Expenses. Upon termination of this Agreement by either ALHC, on the one hand, or AUSA, on the other hand, the respective Parties may seek any and all remedies available to them under applicable law. In the event any Party shall be required to employ an attorney or attorneys to institute a legal proceeding against the other Party or Parties for the purpose of enforcing any of the provisions of this Agreement or protecting its interest in any matter arising under this Agreement, the non-prevailing party in any such action pursued in courts of competent jurisdiction (the finality of which is not legally contestable) shall pay to the “prevailing party” all reasonable costs, damages and expenses, including attorneys’ fees, expended or incurred in connection with such proceeding. The standard to be applied in determining a Party is a prevailing party for purposes of this Section 7.3.2 shall be the same standard as applied by the courts in determining who is a prevailing party for purposes of Rule 54(d) of the Federal Rules of Civil Procedure.

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7.3.3 Breakup Fee. AUSA shall pay to AHLC a fee equal of $362,500 upon termination of this Agreement by AUSA pursuant to Section 7.1(vii).
ARTICLE VIII
GENERAL PROVISIONS
8.1 Effectiveness of Representations, Warranties and Agreements. Each representation, warranty, covenant or agreement given or made by AUSA or ALHC under this Agreement (including AUSA Disclosure Schedule and the ALHC Disclosure Schedule) shall not survive the Closing or termination of this Agreement pursuant to Section 7.1, regardless of any investigation made by or on behalf of any other Party, any Person controlling any such Party or any of its officers, directors or representatives, whether prior to or after the execution of this Agreement, except as provided in Section 5.5. Provided, however, the rights of the Parties to initiate any legal proceeding for breach of any representation, warranty, covenant, agreement or other provision of this Agreement shall survive only until the close of business on December 31, 2009.
8.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the facsimile numbers specified below (or at such other address, facsimile or telephone number or other Person’s attention for a party as shall be specified by like notice):
If to ALHC:
Alliance HealthCard, Inc.
900 36th Avenue NW
Norman, Oklahoma 73072
Facsimile No.: (405) 928-2766
Telephone No.: (405) 579-8525
Attention: Brett Wimberley, Chief Operating Officer,

With a copy to:	Bradley Denison, General Counsel 900 36th Avenue NW Norman, Oklahoma 73072 Facsimile No.: (405) 928-2766 Telephone No.: (405) 579-8525
If to AUSA:
Access Plans USA, Inc.
4929 West Royal Lane, Suite 200
Irving, Texas 75063
Facsimile No.: (972) 913-3286
Telephone No.: (972) 915-3204
Attention: Ian Stuart, Chief Executive Officer

With a copy to:	Eliseo Ruiz III, General Counsel Access Plans USA, Inc. 4929 West Royal Lane, Suite 200 Irving, Texas 75063 Facsimile No.: (972) 913-3286 Telephone No.: (972) 915-3204

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8.3 Certain Definitions. For purposes of this Agreement, other than Sections 2.14 and 3.14, the term:
(i) “Affiliates” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.
(ii) “Business Day” means any day other than a day on which banks in Oklahoma are required or authorized to be closed.
(iii) “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;
(iv) “Encumbrance” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting real or personal, tangible or intangible, property.
(v) “Governing Documents” means, with respect to ALHC or AUSA or its Subsidiary or any other Person, the certificate or articles or certificate of incorporation, articles of organization, by-laws, code of regulations, or other organizational documents of ALHC or AUSA or its Subsidiary or such other Person.
(vi) “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization other entity or group (as defined in Section 13(d)(3) of the Exchange Act).
(vii) “Subsidiary” or “Subsidiaries” of AUSA, ALHC or any other Person means any corporation, partnership, limited liability company, or other legal entity of which AUSA, ALHC or such other Person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly through one or more intermediaries, more than 10% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

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8.4 Amendment. This Agreement may be amended by the Board of Directors of AUSA and the Board of Directors of ALHC at any time prior to the Closing. This Agreement may not be amended except by an instrument in writing signed by the Parties.
8.5 Waiver. At any time prior to the Closing, any Party may with respect to any other Party
(i) extend the time for the performance of any of the obligations or other acts,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or
(iii) waive compliance with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. For purposes of this Agreement, time shall be of the essence.
8.6 Regulatory Compliance. Each of the Parties acknowledges and agrees that the other Party assumes no responsibility for the tax, accounting or regulatory treatment by such Party of the Merger and the other transactions contemplated under this Agreement. Each of the Parties represents and warrants to the other Party than it has made full disclosure of the terms of, and other information relevant to, each transaction entered into as contemplated hereby to all appropriate internal and external advisors to it with respect to the tax, accounting and regulatory treatment of such transactions.
8.7 Headings; Construction. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement
(i) words denoting the singular include the plural and vice versa,
(ii) “it” or “its” or words denoting any gender include all genders,
(iii) the word “including” shall mean “including without limitation,” whether or not expressed,
(iv) any reference to a statute shall mean the statute and any regulations thereunder in force as of the date of this Agreement or the Closing, as applicable, unless otherwise expressly provided,
(v) any reference in this Agreement to a subparagraph, a subsection, a Section, an Article, a Schedule or an Exhibit refers to a subparagraph, a subsection, a Section or an Article of or a Schedule or an Exhibit to this Agreement, unless otherwise specifically stated,
(vi) when calculating the period of time within or following which any act is to be done or steps taken, the date that is the reference day in calculating such period shall be excluded and if the last day of such period is not a Business Day, then the period shall end on the next day that is a Business Day and
(vii) any reference to a Party’s “best efforts” or “reasonable efforts” shall not include any obligation of such Party to pay, or guarantee the payment of, money or other consideration to any third party or to agree to the imposition on such Party or its Affiliates of any condition reasonably considered by such Party to be materially burdensome to such Party or its Affiliates.

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8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Except as otherwise specifically provided in this Agreement, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent reasonably possible.
8.9 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except as otherwise expressly provided herein.
8.10 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that all or any of the rights of ALHC under this Agreement may be assigned to any direct, wholly-owned Subsidiary of ALHC provided that no such assignment shall relieve the assigning party of its obligations under this Agreement.
8.11 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, by way of subrogation, other than Section 5.5 (that is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties).
8.12 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Party in the exercise of any right under this Agreement shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement contained in this Agreement, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
8.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Oklahoma applicable to contracts executed and fully performed within the State of Oklahoma.
8.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
8.14 WAIVER OF JURY TRIAL. AUSA AND ALHC EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
8.15 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the Parties in the courts of the State of Oklahoma, County of Cleveland, and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

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IN WITNESS WHEREOF, ALHC and AUSA have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

“ALHC”	ALLIANCE HEALTHCARD, INC.

By:
Danny Wright,
Chief Executive Officer

“Acquisition Corp”	ACCESS/ALLIANCE ACQUISITION CORP.

By:
Danny Wright,
Chief Executive Officer

“AUSA”	ACCESS PLANS USA, INC.

By:
Ian Stuart
Chief Executive Officer

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